UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HELIOS TECHNOLOGIES, INC.

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AUGMENTING STRATEGY
ADVANCING TECHNOLOGIES
ACCELERATING GROWTH

Helios Technologies // 2021 Notice of Annual Meeting of Shareholders & Proxy Statement

HELIOS® TECHNOLOGIES

Dear Shareholders:

The year of 2020 was a watershed year for Helios on many levels. What helps keep companies anchored through challenging times is being able to lean into a shared corporate purpose. A purpose statement should help provide context for our strategy, be easy to remember, and help inspire each other, as well as our partners. It is meant to act as our compass, and to help guide each of us in making better decisions as a leader. It should also describe who we are when we are at our best.

We have recently developed a purpose statement that we feel connects Helios to its valued customers, shareholders, employees and stakeholders:

Our trusted global brands deliver technology solutions that ensure safety, reliability, connectivity and control.

This is a succinct statement, but if you look at each word in this sentence, you will see deep meaning and connection points across our businesses. As we reflect on how we did business through 2020 and plan our business goals for 2021 and beyond, we will reference and incorporate this purpose statement.

We have also been working with the core values of our subsidiaries (those that formally had them) to find common connection points to also bring us together under one “corporate umbrella.” We have identified “The Helios Shared Values” which are not meant to replace any of our subsidiaries’ individual core values, but rather reinforce as well as be the common thread that unites us. I am proud of the Shared Values set forth in the graphic below. This framework will help all of us continue to create and cultivate the strong, deeply rooted, values-based culture that will carry us to our many corporate milestones to come.

Our Shared Values are the foundation of our corporate culture. This shines through as you read our proxy and understand how our employees pulled together and performed so well while supporting each other and our communities during the very challenging year of 2020.

You are cordially invited to attend the Helios Technologies (“Helios”) Annual Meeting of Stockholders on June 3, 2021 at 10:00 a.m. (Eastern Daylight Time), at the offices of Helios Technologies, 7456 16th Street East, Sarasota, FL 34243. All Helios stockholders of record at the close of business on April 6, 2021 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting even if you do not plan to attend. To ensure you will be represented, as soon as possible please vote by telephone, mail, or online.

With COVID-19 top of mind, we will continue to take precautionary measures to ensure the health and well-being of our employees, visitors and communities and ask that you also make a safe, comfortable choice regarding whether to attend our in-person meeting. On behalf of the Board of Directors and our leadership team, I would like to express our appreciation for your continued interest in and support of Helios Technologies.

Sincerely,

Josef Matosevic

President & CEO

Helios Technologies, Inc.

HELIOS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, June 3, 2021

Notice is hereby given that the Annual Meeting of Shareholders of Helios Technologies, Inc., a Florida corporation, will be held on Thursday, June 3, 2021 at 10:00 a.m. (Eastern Daylight Time) at the offices of Helios Technologies, 7456 16th Street East, Sarasota, FL 34243* for the following purposes:

1.

To elect two Directors to serve until the Annual Meeting in 2024, both of whom shall serve until their successors are elected and qualified or until their earlier resignation, removal from office or death;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year 2021;

3.	To conduct an advisory vote on executive compensation; and

4.	To transact such other business as properly may come before the Meeting or any adjournment thereof.

Shareholders of record at the close of business on April 6, 2021 (referred to herein as the “record date”), are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

We sent a Notice of Internet Availability of Proxy Materials on or about April 23 2021, and provided access to our proxy materials over the Internet beginning April 23, 2021, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in street name by a brokerage, your broker will supply the Notice of Internet Availability instructions on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you receive paper copies of the materials from your broker by mail, please mark, sign, date and return your proxy card to the brokerage. It is important that you return your proxy to the brokerage as quickly as possible so that the brokerage may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

By Order of the Board of Directors,

Melanie M. Nealis

Secretary

Sarasota, Florida

April 23, 2021

* As part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the Meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate, including details on how to inspect a list of shareholders of record, will be posted on our website and filed with the Securities and Exchange Commission as proxy material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON JUNE 3, 2021

This Proxy Statement and our 2021 Annual Report to Shareholders are available at: www.viewproxy.com/HeliosTechnologies/2021 and https://ir.heliostechnologies.com.

2021 Proxy Statement | i

Page

Director Compensation	58
Equity Compensation Plan Information	59

Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm	60

Proposal 3 — Advisory Vote on Executive Compensation	61

Other Business	61

Requirements, Including Deadlines, for Submission of Proxy Proposals and Nomination of Directors by Shareholders for the 2022 Proxy Statement and Presentation at the 2022 Annual Meeting	62

ii | 2021 Proxy Statement

HELIOS TECHNOLOGIES, INC.

1500 West University Parkway

Sarasota, Florida 34243

PROXY STATEMENT

This proxy overview is a summary of information that you will find throughout this proxy statement. As this is only an overview, we encourage you to read the entire proxy statement, which was first distributed to our shareholders on or about April 23, 2021.

  2021 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	Thursday, June 3, 2021, at 10:00 a.m. Eastern Daylight Time
Place:	Helios Technologies, Inc. 7456 16th Street East Sarasota, FL34243
Record Date:	April 6, 2021
Voting:	Shareholders as of April 6, 2021 (the “record date”) may vote on or before 11:59 p.m. Eastern Daylight Time on June 2, 2021 for shares held directly and by 11:59 p.m. Eastern Daylight Time on May 31, 2021 for shares held in a Plan through one of the following options:

By completing, signing and dating the voting instructions in the envelope provided	By the internet at www.fcrvote.com/HLIO	By telephone at 1-866-402-3905	In person by completing, signing and dating a ballot at the annual meeting

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy or by attending the meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors (the “Board”). If you are a shareholder of record, you may vote by granting a proxy. Specifically, you may vote:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.fcrvote.com/HLIO and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-866-402-3905 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•	In Person—You may vote by attending the Meeting in person and casting a ballot.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally, by internet or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy first has been mailed or made available over the Internet to shareholders is as of April 23, 2021.

2021 Proxy Statement | 1

PROXY STATEMENT

The close of business on April 6, 2021, has been designated as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of April 6, 2021, 32,233,465 shares of the Company’s Common Stock, par value $.001 per share, were issued and outstanding. Each shareholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company on the close of business on April 6, 2021, on all matters that come before the Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Abstentions and broker non-votes are not counted in determining whether a proposal has been approved.

We intend to hold our Meeting in person. However, as part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the Meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our website and filed with the Securities and Exchange Commission (“SEC”) as proxy material.

2 | 2021 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of the Company will consist of eight members (presently nine members). The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of shareholders in the year in which their terms expire, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death.

The term of office of three of the Company’s current nine directors – Josef Matosevic, Gregory Yadley, and Kennon Guglielmo – will expire at the Meeting. Dr. Guglielmo will not be nominated for reelection. The Board would like to express its sincere gratitude to Dr. Guglielmo for his years of service on the Helios Board.

The Governance and Nominating Committee of the Board has selected Mr. Matosevic and Mr. Yadley to stand for reelection to the Board at the Meeting, to serve until the Company’s annual meeting in 2024. In making its nominations of Mr. Matosevic and Mr. Yadley, the Governance and Nominating Committee reviewed the backgrounds of the two individuals and believes that each of them (as well as each other continuing Director whose term does not expire at the Meeting) has valuable individual skills and experiences that, taken together, provide the Company with the diversity and depth of knowledge, judgment and vision necessary to provide effective oversight.

Biographical information for each of the nominees is set forth below under “Directors and Executive Officers.”

Shareholders may vote for up to two nominees for the class of Directors who will serve until the Company’s annual meeting in 2024. If a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast. Shareholders may not vote cumulatively in the election of Directors. In the event either of the nominees should be unable to serve, which is not anticipated, the proxy committee, which consists of Alexander Schuetz and Philippe Lemaitre, will vote for such other person or persons for the office of Director as the Board may recommend.

The Board of Directors recommends that you vote “FOR” Mr. Matosevic and Mr. Yadley to serve until the Company’s annual meeting in 2024.

2021 Proxy Statement | 3

GOVERNANCE OF THE COMPANY

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s current directors and current executive officers and the positions they hold with the Company. Executive officers serve at the pleasure of the Board.

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Nom.	ESG

Philippe Lemaitre, 71 Independent Director and Chairman of the Board	June 2007

Philippe Lemaitre retired in November 2006 as Chairman, President and Chief Executive Officer of Woodhead Industries, Inc., a publicly held automation and electrical products manufacturer, upon its sale to Molex. Before joining Woodhead in 1999, Mr. Lemaitre was Corporate Vice President and Chief Technology Officer of AMP, Inc. and had responsibility for AMP Computer and Telecom Business Group Worldwide. Prior to joining AMP, Mr. Lemaitre was an Executive Vice President of TRW, Inc. and also General Manager of TRW Automotive Electronics Group Worldwide. He previously held various management and research engineering positions with TRW, Inc., International Technegroup, Inc., General Electric Company and Engineering Systems International. Mr. Lemaitre also served as Chairman of the Board of Directors of Multi-Fineline Electronix, Inc. from March 2011 until the sale of the company in July 2016. Mr. Lemaitre holds a Master of Civil Engineering degree from Ecole Spéciale des Travaux Publics, Paris, France, and a Master of Science degree from the University of California at Berkeley, California. Mr. Lemaitre has served as a Director of the Company since June 2007, and as Chairman of the Board since June 2013. Mr. Lemaitre’s more than 35 years of experience in the development of technology and with technology-driven businesses, his track record of successfully managing global business functions including sales, engineering, research and manufacturing operations, and his role as Chairman of another public company provide a wealth of experience in key areas of the Company’s business and governance.

●

Marc Bertoneche, 74 Independent Director	August 2001

Marc Bertoneche is an Emeritus Professor in Business Administration at the University of Bordeaux in France, and was on the Faculty of INSEAD, the European Institute of Business Administration in Fontainebleau, France, for more than 20 years. He was a Visiting Professor of Finance at the Harvard Business School. He is an Associate Fellow at the University of Oxford and a Distinguished Visiting Professor at HEC Paris. Dr. Bertoneche is a graduate of University of Paris and earned his MBA and PhD from Northwestern University. He has served as a Director of the Company since August 2001. Dr. Bertoneche has 40 years of teaching corporate finance to MBA students and business executives. As an academic and a consultant to universities and businesses throughout the world, Dr. Bertoneche is exposed to diverse business leaders and brings a global perspective and depth of experience in the finance area. Dr. Bertoneche has served on boards of more than a dozen companies.

			●	●

4 | 2021 Proxy Statement

Governance of the Company

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Nom.	ESG

Douglas M. Britt, 56 Independent Director	December 2016

Doug Britt has been a Director of the Company since December 2016. In May of 2020, Mr. Britt became President and Chief Executive Officer of Boyd Corporation, a multinational company with a workforce of over 6,000 employees. Boyd Corporation is a global leader in engineered materials and thermal management solutions. Previously, he served as President of the Integrated Solutions division of Flex Agility (NASDAQ: FLEX), a leading sketch-to-scale™ solutions company that provides innovative design, engineering, manufacturing, real-time supply chain insight, and logistics services to companies of all sizes in various industries and end-markets. Mr. Britt recently was responsible for a $19B business within Flex Agility, which operates in over 30 countries with a workforce of over 200,000 employees. From May 2009 to November 2012, Mr. Britt served as Corporate Vice President and Managing Director of Americas for Future Electronics, and from November 2007 to May 2009, he was Senior Vice President of Worldwide Sales, Marketing, and Operations for Silicon Graphics. From January 2000 to October 2007, Mr. Britt held positions of increasing responsibility at Solectron Corporation, culminating his career there as Executive Vice President, and was responsible for Solectron’s customer business segments including sales, marketing and account and program management functions. Mr. Britt earned a bachelor’s degree in business administration from California State University, Chico, and attended executive education programs throughout Europe, including at the University of London. As an executive at multinational companies, Mr. Britt has extensive global mergers and acquisition experience, global manufacturing and supply chain expertise and a deep understanding of customer relationships and leading a global business.

			●	C

Laura Dempsey Brown, 57 Independent Director	April 2020

Laura Brown retired in 2018 from W.W. Grainger, Inc. (NYSE: GWW), a leading broad line supplier of maintenance, repair and operating products after 19 years. She was the Senior Vice President, Communications and Investor Relations since 2010 reporting directly to Grainger’s CEO and Chairman. She led Grainger’s internal and external communications, public affairs and investor relations teams. Previously Ms. Dempsey Brown served as Vice President of Marketing. In addition, she led the strategy development and operational execution of Grainger’s multi-year market expansion initiative focused on the top 25 U.S. metro markets. Ms. Dempsey Brown also served as the Vice President of Finance for Grainger’s field sales, operations, marketing and e-business functions. Prior to joining Grainger, Ms. Dempsey Brown was a Vice President at Alliant Foodservice and at Dietary Products at Baxter. She began her career at Baxter in 1985 focusing primarily on financial roles in the distribution and manufacturing businesses. She graduated from Indiana University with a bachelor’s degree in accounting and obtained designation as a Certified Public Accountant in 1985. Ms. Dempsey Brown has over 17 years in finance or accounting leadership roles and has extensive knowledge in strategy, M&A, corporate governance, crisis management and general overall business acumen.

			C			●

2021 Proxy Statement | 5

Governance of the Company

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Nom.	ESG

Cariappa (Cary) M. Chenanda, 53 Independent Director	April 2020

Cary Chenanda is a Vice President and Officer of Cummins Inc. (NYSE: CMI), a global power provider, with complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions. Cummins products range from diesel, natural gas, electric and hybrid powertrains and powertrain-related components including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen generation and fuel cell products. Mr. Chenanda has been with Cummins Inc. for 23 years and he currently leads their global Emission Solutions business. Prior to this role, Mr. Chenanda established and led Cummins Electronics in 2012 and in 2017, he oversaw the unification of the Cummins Electronics and Cummins Fuel System Businesses into one combined business. From 2009 to 2012, Mr. Chenanda was Executive Director for Global OE Sales and was responsible for new product development at Cummins Filtration in Nashville, TN. From 2007 to 2009, he was the General Manager for the Cummins-Scania Fuel Systems Joint Venture and managed the Fuel Systems startup in Wuhan, China. Between 1998 and 2007, Mr. Chenanda had roles with increasing responsibility in engineering, marketing and purchasing within the Engine Business. Mr. Chenanda has also worked for Ecolab and Robert Bosch GmbH. He is a Certified Purchasing Manager, a certified Six Sigma Green Belt and holds 7 United States patents. Mr. Chenanda holds an MBA from Indiana University’s Kelly School of Business, an MS in Mechanical Engineering from Texas A&M University and a Bachelor’s in Mechanical Engineering from the University of Mysore, India. Mr. Chenanda also currently serves on the Industry Advisory Council for Texas A&M’s Mechanical Engineering.

			●		●	C

Josef Matosevic, 49 President, Chief Executive Officer and Director Non-Independent Director	June 2020

Josef Matosevic became President and Chief Executive Officer of the Company on June 1, 2020. Prior to joining the Company, he had served as Executive Vice President and Chief Operating Officer of Welbilt, Inc. (NYSE: WBT), a global manufacturer of commercial foodservice equipment, since August 2015. Mr. Matosevic also served as interim President and CEO at Welbilt, Inc. from August through November 2018. Previously, he held the role of Senior Vice President of Global Operational Excellence at The Manitowoc Company, Inc. (NYSE: MTW), a world leading provider of engineered lifting solutions, from 2014 to 2015, and as Executive Vice President of Global Operations from 2012 to 2014. Prior to joining MTW, Mr. Matosevic served in various executive positions with Oshkosh Corporation (NYSE: OSK), a designer, manufacturer and marketer of a broad range of specialty vehicles and vehicle bodies, from 2007 through 2012. Mr. Matosevic also served as its Executive Vice President, Global Operations from 2010 to 2012, with responsibility for the defense segment, companies global operating systems and lean deployment. He previously served as Vice President of Global Operations from 2005 to 2007 and Chief Operating Officer from 2007 to 2008 at Wynnchurch Capital/Android Industries, a sub-assembler, distributor and sequencer of complex engineered modules for automotive original equipment manufacturers. Mr. Matosevic has over 26 years of global operating and business experience, with skills and focus on Commercial Sales, M&A, Strategic Operating Systems, Lean Six Sigma practices, automation, and supply chain development. Mr. Matosevic holds a bachelor’s degree from Bayerische Julius-Maximilian’s Universität in Würzburg, Germany.

6 | 2021 Proxy Statement

Governance of the Company

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Nom.	ESG

Alexander Schuetz, 54 Independent Director	June 2014

Alexander Schuetz serves as CEO of Knauf Engineering GmbH, an engineering company in the gypsum based construction materials industry. Dr. Schuetz is currently responsible for a portfolio of multinational projects with a total volume of $500 million. Prior to joining Knauf in February 2009, Dr. Schuetz held various management positions for more than 10 years in Finance, Business Development, Mergers & Acquisitions, Project Management and General Management in the fluid power industry at Mannesmann and Bosch Rexroth, including as CEO of Rexroth Mexico and Central America from August 2000 to August 2007. From 1998 to 2000, he was based in Beijing, China and was responsible for the Finance, Tax and Legal division at Mannesmann (China) Ltd., the holding company for a number of affiliated companies of the Mannesmann Group, including Rexroth, Demag, Sachs and VDO. Dr. Schuetz holds a Ph.D. in international commercial law from the University of Muenster, Germany. In 2003, Dr. Schuetz completed the Robert Bosch North America International General Management Program at Carnegie Mellon University. Dr. Schuetz has served as a Director of the Company since June 2014. With more than ten years working in the fluid power industry, Dr. Schuetz has his career in high level corporate positions with a special focus on corporate strategies, and M & A. Since 2009, Dr. Schuetz has successfully set up gypsum plants in multiple countries. Dr. Schuetz brings a wealth of experience in major growth regions of the world, including Asia and Latin America and global insights into markets and customers to the Company, including the hydraulics industry.

				●	C

Gregory C. Yadley, 71 Independent Director	April 2020

Gregory Yadley has practiced corporate and securities law for over 40 years and has been a partner with Shumaker, Loop & Kendrick, LLP, a full-service law firm, since January 1993. Prior to entering private practice, he served as Branch Chief at the U.S. Securities and Exchange Commission and Assistant General Counsel for the Federal Home Loan Mortgage Corporation, both in Washington, D.C. Mr. Yadley currently serves as a member of the SEC’s Advisory Committee on Small Business Capital Formation. He is a graduate of Dartmouth College and the George Washington University Law School. Mr. Yadley brings to the Board broad experience with respect to securities, corporate governance, financing transactions, mergers and acquisitions, internal investigations, contract negotiations and disputes, strategic planning, and general corporate matters. Mr. Yadley has advised more than a dozen public companies with respect to corporate, securities, internal investigations and other matters. Mr. Yadley has helped draft provisions of and amendments to the Florida Business Corporation Act for more than 35 years and has served as an expert witness for major national law firms in corporate and legal matters. He currently serves and has served as Chair or a member of numerous not-for-profit and civic boards of directors.

				●		●

2021 Proxy Statement | 7

Governance of the Company

Name/Age		Executive Officer Since	Biographies

	Josef Matosevic, 49, President, Chief Executive Officer and Director	June 2020

Josef Matosevic became President and Chief Executive Officer of the Company on June 1, 2020. Prior to joining the Company, he had served as Executive Vice President and Chief Operating Officer of Welbilt, Inc. (NYSE: WBT), a global manufacturer of commercial foodservice equipment, since August 2015. Mr. Matosevic also served as Interim President and CEO of Welbilt, Inc. from August through November 2018. Previously, he held the role of Senior Vice President of Global Operational Excellence at The Manitowoc Company, Inc. (NYSE: MTW), a capital goods manufacturer, from 2014 to 2015, and as Executive Vice President of Global Operations from 2012 to 2014. Prior to joining MTW, Mr. Matosevic served in various executive positions with Oshkosh Corporation (NYSE: OSK), a designer, manufacturer and marketer of a broad range of specialty vehicles and vehicle bodies, from 2007 through 2012. Mr. Matosevic also served as its Executive Vice President, Global Operations from 2010 to 2012, with responsibility for the defense segment, companies global operating systems and lean deployment. He previously served as Vice President of Global Operations from 2005 to 2007 and Chief Operating Officer from 2007 to 2008 at Wynnchurch Capital/Android Industries, a sub-assembler, distributor and sequencer of complex engineered modules for automotive original equipment manufacturers. Mr. Matosevic has over 26 years of global operating and business experience, with skills and focus on Commercial Sales, M&A, Strategic Operating Systems, Lean Six Sigma practices, automation, and supply chain development. Mr. Matosevic holds a bachelor’s degree from Bayerische Julius-Maximilian’s Universität in Würzburg, Germany.

	Tricia Fulton, 54 Chief Financial Officer	March 2006

Tricia Fulton joined the Company in March 1997 and held positions of increasing responsibility, including Corporate Controller, prior to being named Chief Financial Officer on March 4, 2006 and Interim President and Chief Executive Officer on April 5, 2020 through May 31, 2020. Her prior experience includes serving as the Director of Accounting at Plymouth Harbor from 1995-1997, various financial capacities for Loral Data Systems from 1991-1995 and as an auditor at Deloitte & Touche from 1989 to 1991. Ms. Fulton is a graduate of Hillsdale College and the General Management Program at the Harvard Business School. She served as a member of the Board of Directors for the National Fluid Power Association from 2011-2019 and as the Chairwoman of the Board for the 2016-2017 term.

	Matteo Arduini, 48 President QRC	June 2019

Matteo Arduini was appointed General Manager of Faster S.r.l., a European manufacturer of quick release couplings, in January of 2019, after having served as Faster’s Chief Financial Officer beginning in April of 2018. From September 2012 to April 2018, Mr. Arduini was with Brevini /Dana Incorporated (NYSE: DAN). He served as the CFO of the Brevini Group and the project leader in Dana’s acquisition of Brevini Group. For one and a half years after the acquisition, he served as Head of Finance in Dana Brevini Italy. Mr. Arduini graduated from the University of Parma in 1998 with a degree in Economics and gained professional experience through roles at Ernst & Young, Ferrari Cars and Technogym.

8 | 2021 Proxy Statement

Governance of the Company

Name/Age		Executive Officer Since	Biographies

	Jinger McPeak, 45 President, Electronic Controls	December 2016

Jinger McPeak served as Co-General Manager of Enovation, which was acquired by the Company on December 5, 2016, and operates as a separate, standalone subsidiary. Ms. McPeak has had oversight and management of all aspects of the Electronics segment since December of 2016, producing and improving quality of earnings and continued progress of strategic initiatives. On April 5, 2019, Ms. McPeak assumed full leadership responsibilities for Enovation. She joined the predecessor company to Enovation in September 2004. In the 15 years with the company, Ms. McPeak has served in roles spanning from Market Management to Engineering, including leadership of the company-wide Display Solutions Team. Prior to the acquisition Ms. McPeak was the Vice President of Vehicle Technologies. She has over 20 years of experience and has been responsible for all aspects of managing the critical success factors of Enovation’s display and controller technology serving the recreational, marine and off-highway segments. Prior to joining the company, Ms. McPeak was employed at Mercury Marine, a Brunswick division, from May 1997 to September 2004 where she held several leadership positions, including Quality Engineer, Sales Administration Manager, Lean Six Sigma Program Officer and National Sales Manager. Her background includes a strong focus on market development and product portfolio strategy, including product quality & performance, program planning, timing and management, executive communication of strategic direction and tactical planning at all corporate levels. Ms. McPeak completed her education in 2001 by adding an MBA from Oklahoma State University to her Bachelor of Arts degree in Statistics. She currently serves on the BoatPAC board of the National Marine Manufacturers Association.

	Melanie Nealis, 46 Chief Legal and Compliance Officer and Secretary	July 2018

Melanie Nealis joined the Company in July 2018 and brings over two decades of experience in legal and human resources to the Company. She currently serves as the Chief Legal and Compliance Officer and Secretary for the organization and its subsidiaries. She is responsible for managing the legal and compliance activities of the enterprise on a global basis. Prior to joining the Company, Ms. Nealis was the Deputy General Counsel of Roper Technologies, Inc. (NYSE:ROP) from 2012 to 2018 and senior corporate counsel to Nordson Corporation (NASDAQ:NDSN) from 2005 to 2012. In both of her previous in-house roles, Ms. Nealis was responsible for managing legal services and compliance programs globally. Her responsibilities included: mergers & acquisitions, litigation management, developing and administering compliance programs, labor & employment, commercial contracts, global trade advice and compliance, and other regulatory and compliance activities. Ms. Nealis graduated with a BSBA, summa cum laude, from Xavier University and has a Juris Doctorate degree from the Ohio State University Moritz College of Law, where she graduated with honors in law. Prior to her in-house roles, Ms. Nealis was in private practice in Cleveland, Ohio, beginning her career at the national law firm of Baker & Hostetler LLP. Before becoming an attorney, Ms. Nealis worked as a human resource professional at the Timken Company in Canton, Ohio.

2021 Proxy Statement | 9

Governance of the Company

Board Skills and Diversity Matrix

The below matrix summarizes the skills and diversity demographics of our Board of Directors in 2020.

KNOWLEDGE, SKILLS, AND EXPERIENCE

	Lemaitre	Bertoneche	Britt	Dempsey Brown	Chenanda	Guglielmo	Matosevic	Schuetz	Yadley
Public Company Board	●		●	●	●	●	●	●	●
Financial	●	●	●	●	●	●	●	●	●
Accounting	●	●	●	●	●		●	●	
Corporate Governance/Ethics	●	●	●	●	●	●	●	●	●
Industry Expertise	●		●	●	●	●	●	●	
HR/Compensation	●		●	●		●	●	●	●
Executive Experience	●		●	●	●	●	●	●	●
Operations	●		●	●	●	●	●	●	
Strategic Planning/Oversight	●	●	●	●	●	●	●	●	●
Technology/Engineering	●		●		●	●	●	●	
Mergers and Acquisitions	●	●	●	●	●	●	●	●	●
Academia/Education		●				●			●
Legal								●	●

DEMOGRAPHICS

	Lemaitre	Bertoneche	Britt	Dempsey Brown	Chenanda	Guglielmo	Matosevic	Schuetz	Yadley
RACE/ETHNICITY									
African American									
Asian/Pacific Islander					●				
White/Caucasian	●	●	●	●		●	●	●	●
Hispanic/Latino									
Native American									
NATIONAL ORIGIN									
United States			●	●		●			●
France	●	●							
Germany							●	●	
India					●				
GENDER									
Male	●	●	●		●	●	●	●	●
Female				●

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Governance of the Company

Board Leadership Structure and the Board’s Role in Risk Oversight

The Board acts as a collaborative body that encourages broad participation of each of the Directors at Board meetings and in the committees, described below, on which they serve. The Board believes that a majority of Directors should be independent. The independent directors meet informally, and they also meet in regular executive sessions of the Board. The Company currently separates the functions of Chairman of the Board and Chief Executive Officer. The Chairman of the Board, who is a non-management, independent director, chairs the meetings of the Board, serves as a nonvoting ex officio member of each of the Board committees and is a member of the Nominating committee. He approves the agenda for each meeting, after soliciting suggestions from management and the other Directors. Given the size of the Company, its international operations and its culture of individual initiative and responsibility, the Board believes that its leadership structure is appropriate. The Board believes that a governing body comprised of a relatively small number of individuals with diverse backgrounds in terms of geographic, cultural and subject matter experience, strong leadership and collaborative skills, is best equipped to oversee the Company and its management.

The Company’s culture emphasizes individual integrity, initiative and responsibility. The Company’s compensation structure does not encourage individuals to undertake undue risk for personal financial gain. The Board has delegated to the Audit Committee the responsibility for financial risk and fraud oversight, to consider for approval all transactions involving conflicts of interest and to monitor compliance with the Company’s Code of Business Conduct and Ethics (“Code”).

The Governance and Nominating Committee has historically addressed non-financial risks, including political and economic risks, risks relating to the Company’s growth strategy, and current business risks on a quarterly basis, and makes recommendations to the Board with respect to those and other risks, including leadership development and succession. In March 2021, the Board created a new Environmental, Social and Governance (“ESG Committee”). The new ESG committee will address risk previously overseen by the Governance and Nominating Committee related to the global enterprise. To supplement the reports of the former Governance and Nominating Committee and now the ESG Committee, the Chief Executive Officer reports to the full Board, at least annually, regarding material risks facing the Company, risks it may face in the future, measures that management has employed to address those risks and other information relating to how risk analysis is incorporated into the Company’s corporate strategy and day-to-day business operations.

As part of its risk oversight and compliance responsibilities, the Board, in December 2018, adopted a new Code that serves as an overarching document to supplement similar policies adopted by its subsidiaries. The Code has been translated into seven languages, and training programs are held to ensure the code is understood and observed throughout the Company. In July 2018, the Board appointed a Chief Legal and Compliance Officer (“CLCO”) who oversees and manages the legal and compliance functions of the Company on a global basis. In January 2021, the Board approved minor revisions to the Code and the updated Code was communicated to all Helios employees globally.

Independence and Committees of the Board of Directors

At its meeting on March 10, 2021, the Board undertook a review of Director Independence. Except as described under “Certain Relationships and Related Transactions,” it was determined that there were no transactions or relationships between any of the Directors or any member of the Directors’ immediate families and the Company and its subsidiaries and affiliates. The purpose of this review was to determine the independence of each of the Directors under the rules of the Nasdaq Stock Market and, for audit committee and compensation committee members, also under the heightened independence standards of the SEC. The Board determined that Messrs. Bertoneche, Britt, Chenanda, Lemaitre, Schuetz, Yadley and Ms. Dempsey Brown, qualify as independent directors under both the rules of the Nasdaq Stock Market and the SEC. In December 2020, the Board reevaluated the independence of Dr. Guglielmo and determined that Dr. Guglielmo did not meet the independence rules of Nasdaq and as a result he was removed from all Committees of the Board and served the remainder of his term as a member “at large.”

In considering the independence of Messrs. Yadley and Chenanda, the Board took into consideration the transactions set forth under “Certain Relationships and Related Transactions,” as well as certain other customer contracts with Cummins in which Mr. Chenanda does not have a material interest. The Board concluded that Messrs. Yadley and Chenanda qualify as independent under the rules of Nasdaq. By virtue of his position as President and Chief Executive Officer of the Company, the Board has concluded that Mr. Matosevic does not qualify as independent.

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Governance of the Company

In 2020, the Board had three standing committees, which are listed below. The current composition of the three standing committees is included in the table set forth under the heading “Directors and Executive Officers.”

As discussed below under “Oversight of Environmental, Social and Governance (ESG) Matters,” on March 10, 2021, the Board formally memorialized the Company’s commitment to fundamental ethical principles, including diversity and respect for the dignity of every individual, in the form of the ESG Committee, which will assume the responsibility for overseeing the Company’s corporate governance practices, as well as social, environmental, enterprise risk and other matters. The Governance and Nominating Committee was recast as the Nominating Committee and will continue to nominate Directors with diverse backgrounds in terms of geographic, cultural and subject matter experience, as well as gender, race, national origin and other diverse characteristics, that are complementary to those of the other Directors so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business.

Audit Committee

The Audit Committee, currently comprised of Laura Dempsey Brown (Chair), Marc Bertoneche, Cary Chenanda and Doug Britt held nine meetings in 2020. The Board determined, under applicable SEC and Nasdaq rules, that all of the members of the Audit Committee are independent and that Dr. Bertoneche meets the qualifications as an Audit Committee Financial Expert, and he has been so designated. During 2020, the following Board members served on the Audit Committee in addition to those currently serving: Alexander Schuetz (Chair through October 2020) and Kennon Guglielmo. Each of the current members of the Audit Committee satisfies the heightened independence standards of Rule 10A-3 under the Exchange Act. The functions of the Audit Committee are to select the independent public accountants who will prepare and issue an audit report on the annual financial statements of the Company and a report on the Company’s internal controls over financial reporting, to establish the scope of and the fees for the prospective annual audit with the independent public accountants, to review the results thereof with the independent public accountants, to review and approve non-audit services of the independent public accountants, to review compliance with existing major accounting and financial policies of the Company, to review the adequacy of the financial organization of the Company, to review management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls, to review areas of financial risk and provide fraud oversight, to review compliance with federal and state laws relating to accounting practices and to review and approve transactions, if any, with affiliated parties. It also invites and investigates reports regarding accounting, internal accounting controls or auditing irregularities or other matters.

The Audit Committee reviews management’s monitoring of the Company’s compliance with its Code, including its confidential ethics reporting hotline and the periodic review and update of the Code. No waivers of the Company’s Code were requested or granted during the year ended January 2, 2021. The Code is available on the Investors page of our website www.heliostechnologies.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

The Audit Committee is governed by a written charter approved by the Board. The charter is available on the Investors page of our website www.heliostechnologies.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Compensation Committee

The Compensation Committee is currently comprised of Douglas M. Britt (Chair), Marc Bertoneche, Alexander Schuetz and Gregory Yadley. In 2020, the following Board members also served on the Compensation Committee: Laura Dempsey Brown, Cary Chenanda, Christine Koski and Kennon Guglielmo. Each of the current members of the Compensation Committee satisfies the heightened independence standards of Rule 10C-1 under the Exchange Act. The Compensation Committee oversees the Company’s compensation program, including executive compensation and the review, approval and recommendation to the Board of the terms and conditions of all employee benefit plans or changes thereto. The Committee administers the Company’s equity incentive and non-employee director fees plans and carries out the responsibilities required by the rules of the SEC. The Compensation Committee met six times during 2020.

The Compensation Committee is governed by a written charter approved by the Board. The charter is available on the Investors page of our website www.heliostechnologies.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

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Governance and Nominating Committee

The Governance and Nominating Committee, comprised in 2020 of Alexander Schuetz (Chair), Cary Chenanda, Philippe Lemaitre, and Gregory Yadley, held four meetings in 2020. The following Board members also served on the Governance and Nominating Committee during 2020: Kennon Guglielmo, Christine Koski, and Doug Britt. The primary purpose of the Committee in 2020 was to identify and recommend to the Board individuals qualified to become members of the Board, consistent with criteria approved by the Board, develop and recommend to the Board corporate governance guidelines and policies for the Company, and monitor the Company’s compliance with good corporate governance standards. The Committee also addressed non-financial risks, including development and succession of leadership, and made recommendations to the Board with respect to those and other risks facing the Company.

The Governance and Nominating Committee is governed by a written charter approved by the Board. The charter is available on the Investors page of our website www.heliostechnologies.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243. With the reconstitution of the Committees to include the ESG Committee in 2021, the new Nominating Committee and ESG Committee Charters are expected to be adopted at the next meeting of the Board, to be held on June 3, 2021.

The Board has adopted a Statement of Policy Regarding Director Nominations, setting forth qualifications of Directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders.

As set forth in the Statement of Policy, a candidate for Director should meet the following criteria:

•	must, above all, be of proven integrity with a record of substantial achievement;

•	must have demonstrated ability and sound judgment that usually will be based on broad experience;

•	must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings and the annual shareholders’ meeting;

•	must possess a judicious and somewhat critical temperament that will enable objective appraisal of management’s plans and programs; and

•	must be committed to building sound, long-term Company growth.

Other than the foregoing, the Board does not believe there is any single set of qualities or skills that an individual must possess to be an effective Director or that it is appropriate to establish any specific, minimum qualifications for a candidate for election as a Director. Rather, the Committee will consider each candidate in light of the strengths of the other members of the Board and the needs of the Board and the Company at the time of the election.

The Board of Directors adheres to the “Rooney Rule” with respect to its consideration of board candidates. The Board is committed to considering multiple diverse candidates in evaluating any vacancy on the Board to underscore Helios’s commitment to diversity.

The Committee will take whatever actions it deems necessary under the circumstances to identify qualified candidates for nomination for election as a member of the Board, including the use of professional search firms, recommendations from Directors, members of senior management and security holders. All such candidates for any particular seat on the Board shall be evaluated based upon the same criteria, including those set forth above and such other criteria as the Committee deems suitable under the circumstances existing at the time of the election.

At its meeting on March 5, 2020, the Governance and Nominating Committee unanimously recommended two new candidates for nomination to the Board for the class of directors whose term expires in 2023, Ms. Dempsey Brown and Mr. Chenanda. Additionally, at its meeting on April 20, 2020, the Governance and Nominating Committee unanimously recommended one new candidate, Mr. Yadley, for nomination to the Board for the class of directors whose term expires at the 2021 Annual Meeting. Ms. Dempsey Brown, Mr. Chenanda and Mr. Yadley possess talent, skill sets and qualifications that align with the criteria for Board service as set forth in the Statement of Policy above. Additionally, on May 15, 2020, the

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Governance of the Company

Company announced publicly that an offer of employment was extended to and accepted by Mr. Josef Matosevic to assume the role of President and Chief Executive Officer of the Company. Mr. Matosevic’s appointment was effective June 1, 2020. Mr. Matosevic was appointed to the Board in connection with his assumption of this role on June 1, 2020, in the class of directors whose term expires at the 2021 Annual Meeting. The Governance and Nominating Committee unanimously recommended Mr. Matosevic’s nomination to the Board and concluded he possesses the talent, skill set and qualifications that align with the criteria for Board service stated above.

At its meeting on March 5, 2021, the Governance and Nominating Committee unanimously recommended to the Board that Mr. Matosevic and Mr. Yadley be nominated to serve in the class of directors whose term expires at the 2024 Annual Meeting. Mr. Matosevic and Mr. Yadley possess the talent, skill sets, and qualifications that align with the criteria for Board service as set forth in the Statement of Policy above. The Board unanimously adopted the recommendation of the Committee. Following the reconstitution of the Committees at the Board’s meeting on March 10, 2021, the members of the new ESG committee are: Mr. Chenanda (Chair), Ms. Dempsey Brown, and Mr. Yadley. The Nominating Committee members are: Dr. Schuetz (Chair), Mr. Chenanda, and Mr. Lemaitre.

Shareholder Recommendations for Nomination as a Director

In order for the Committee to consider a candidate recommended by a shareholder, the shareholder must provide to the Corporate Secretary, at least 120, but not more than 150, days prior to the date of the shareholders’ meeting at which the election of Directors is to occur, a written notice of such security holder’s desire that such person be nominated for election at the upcoming shareholders meeting; provided, however, that in the event that less than 120 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth business day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

A shareholder’s notice of recommendation must set forth:

(a)	as to each person whom the shareholder proposes be considered for nomination for election as a Director

(i)	the name, age, business address and residence address,

(ii)	his or her principal occupation or employment during the past five years,

(iii)	the number of shares of Company common stock he or she beneficially owns,

(iv)

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and

(v)	the consent of the person to serve as a Director, if so elected; and

(b)	as to the shareholder giving the notice

(i)	the name and record address of shareholder,

(ii)	the number of shares of Company common stock beneficially owned by the shareholder,

(iii)	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nominations are to be made, and

(iv)	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named.

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Director Participation and Relationships

2020 presented unprecedented challenges for the Company, necessitating an increased number of Board meetings. Consequently, the Board held fifteen meetings during 2020 (the majority were telephonic), and all of the Directors who served in 2020 were present at each meeting. Each Director also attended all of the meetings of each committee of which he or she was a member in 2020.

The Board has adopted a policy stating that it is in the best interests of the Company that all Directors and nominees for Director attend each annual meeting of the shareholders of the Company. The policy provides that the Board, in selecting a date for the annual shareholders meeting, will use its best efforts to schedule the meeting at a time and place that will allow all Directors and nominees for election as Directors at such meeting to attend the meeting. The policy further provides that an unexcused absence under the policy should be considered by the Governance and Nominating Committee in determining whether to nominate a Director for re-election at the end of his or her term of office. All of the Directors attended last year’s annual meeting of shareholders.

No family relationships exist between any of the Company’s Directors and executive officers. There are no arrangements or understandings between Directors and any other person concerning service as a Director.

Compensation Committee Interlocks and Insider Participation

During fiscal 2020, Marc Bertoneche, Douglas M. Britt, Laura Dempsey Brown, Cary Chenanda, Kennon Guglielmo, Christine L. Koski, Alexander Schuetz and Gregory Yadley served on the Compensation Committee. None of the current members of the Compensation Committee has been an officer or employee of our Company. Additionally, none of our executive officers serve as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all of the Company’s Directors, officers, and holders of more than 10% of the Company’s Common Stock complied with the Section 16(a) filing requirements in 2020, except for Alexander Schuetz, who filed one Form 4 late.

Communications with the Board of Directors

Shareholders and other parties interested in communicating with our Board may do so by writing to the Board, Helios Technologies, Inc., 1500 West University Parkway, Sarasota, Florida 34243. Under the process for such communications established by the Board, the Chairman of the Board reviews all such correspondence and regularly forwards it, or a summary of the correspondence, to all of the other members of the Board. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or any member of the Board and request copies of any such correspondence. Additionally, correspondence that, in the opinion of the Chairman, relates to concerns or complaints regarding accounting, internal accounting controls and auditing matters is forwarded to the Chair of the Audit Committee.

Environmental, Social and Governance (ESG) Matters

In 2020, Helios and its Board affirmed its commitment to ESG matters as an integral part of the Company’s business strategy. To underscore its commitment, the Board recently created a new Committee entitled “Environmental, Social and Governance,” whose charter will be to assist the Company in its oversight of corporate social responsibilities, significant public policy issues, health and safety, and climate-change related trends and other global ESG matters in addition to overseeing all corporate governance matters pertaining to the Company.

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Governance of the Company

Additionally, the Board adopted several new policies and procedures that underscore its commitment to ESG matters. Highlights include:

ESG Policy & Procedure Highlights
• Corporate Responsibility Policy (including Human Rights Policy) • Code of Conduct for Suppliers and Third-Party Vendors (including Policy Against Human Trafficking & Slavery	• Conflict Mineral Policy • Anti-Hedging Policy (Update) • Code of Business Conduct and Ethics (“Code”) (Update)

As summarized below, 2020 was a year of significant progress towards ESG goals for Helios across the globe.

GOVERNANCE/BUSINESS CONDUCT

Helios is committed to conducting our business with ethics and integrity. This expectation is memorialized in the policies and procedures applicable to our employees, vendors, and partners across the globe. All our operating companies maintain their own individual ethics and code of conduct policies, the collective policies of which are also incorporated into our corporate policy, the Code. In 2020, every Helios employee across the globe was required to complete an ethics training course and to acknowledge the Code. In addition, Helios companies maintain ethical and conduct standards for their suppliers across the globe and require all suppliers to execute a Code of Conduct for Suppliers and Third-Party Vendors. In 2020, we required all employees who interact with third party suppliers to attend a training session on the prevention of human trafficking and slavery in our supply chain.

Helios maintains a confidential ethics and reporting hotline that can be accessed by employees all over the globe (heliostechnologies.ethicspoint.com). Both the Audit and ESG Committees of the Board oversee the ethics and compliance programs of the Company. Our Chief Legal and Compliance Officer oversees our ethics and compliance programs and provides advice and counsel on a regular basis to Helios and its employees on these topics.

Information Security Disclosure

Our Board remains active in reviewing our information security exposure and risks. In 2020, our Governance and Nominating Committee, composed of all independent Directors, was responsible for reviewing our information security risks quarterly. Some of our Directors have information security experience and have the knowledge and skills to provide valuable guidance. Beginning in 2021, the same responsibility will move to the newly formed ESG committee. Our Board also receives a comprehensive review of information security measures annually.

In 2020, Helios bolstered its Cyber Security posture by implementing a three-tiered security strategy, focusing on user training, email hygiene, and real-time monitoring. This strategy also assists in identifying and mitigating information security risks. To address user training, Helios implemented a cyber security training platform to raise employee awareness across all its businesses. These trainings are delivered monthly and provide trainings ranging from password best practices to recognizing malicious links. Additionally, Helios has standardized a powerful email filter, protecting users and recipients from dangerous email attachments. Further, Helios implemented a powerful 24/7 security operations center (SOC) to monitor every Helios computer system in real-time and alert the IT team of any potential danger. The SOC also utilizes a preconfigured IT “playbook” to automatically neutralize threats based on predetermined criteria. Together, these tiers of security greatly reduce the Helios attack surface. Helios has not experienced a material information security breach in the last three years.

Responsible Corporate Funding

Consistent with the policies set forth in our Code, Helios does not use any corporate funds for the purposes of political advocacy. We recognize that using corporate funds for political advocacy is restricted in many territories. Helios identifies using corporate funds for political advocacy purposes as making donations or payments for lobbying, campaign contributions, or contributions to tax-exempt groups including trade associations.

In 2020, Helios did not use any corporate funds to engage in political advocacy with any individual, group, trade association, or political entity.

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Governance of the Company

Environmental and Social Responsibilities Matters

Since its inception, Helios has developed business policies and practices that support our business model and philosophy of running an ethical organization that embraces its corporate citizenship responsibilities. During 2020, a highly unusual year, our business responded with both a socially responsible and environmental approach.

Our focus:

•	Giving back to our planet by becoming more energy efficient and environmentally friendly;

•	Giving back to our communities, supporting their causes during an eventful season of political, social and health unrest;

•	Giving back to our employees by driving inclusivity, diversity and equity in the workplace; and

•	Giving back to our shareholders, aligning our governance practices to their interests and vision.

Our commitment to sustainable, ever-evolving efforts in the areas of environmental and social responsibility is clearly outlined by the allocation of resources that we dedicate to ensure we can have a focused approach to planning, execution, continuous improvement, auditing and tracking of our environmental, social and governance (ESG) efforts.

ENVIRONMENTAL RESPONSIBILITY

In 2020, Helios made several strides in its efforts to be responsible stewards of the environment. Our commitment was underscored by the creation of a new role, Senior Vice President of Global Manufacturing Operations. In this role, our senior VP will take a holistic approach to our operations as they relate to cost, quality, safety and environmental stewardship. This position will have the main oversight responsibility to ensure Helios provides enhanced disclosure on environmental issues and that it continues its new direction of a targeted approach to address risk and material concerns in the way we design, manufacture and deliver our products while eliminating risks to shareholders and their financial interests and promoting leadership accountability. Further, as detailed below, Helios companies across the globe had tangible results in the elimination of waste, reducing our carbon footprint, and being good stewards to our environment.

TALENT DEVELOPMENT, DIVERSITY, INCLUSION AND COMPENSATION

We believe that human resource management’s material impact to our business cannot be overstated. From the increase of employee productivity through engagement and a positive work environment to the bottom line impact the reduction of turnover can have, it is our intention to continue self-assessing and developing our ability to thrive in how we manage this critical aspect of our operation.

In 2020, Helios continued its commitments to talent development, diversity, inclusion and fair compensation practices. As set forth in the Company’s Code of Conduct & Business Ethics and the Corporate Responsibility Policy, Helios is committed to workplaces free of discrimination or harassment of any kind and focused on increasing diversity. As highlighted below, the Helios companies demonstrated their commitment to these topics through policies and procedures, training, hiring practices, and corporate events.

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Governance of the Company

SOCIAL RESPONSIBILITY AND JUSTICE, CORPORATE CITIZENSHIP & ECONOMIC GROWTH

In 2020, we celebrated fifty years of our pioneer business unit. Fifty years of establishing a strong presence as a corporate citizen. Although our historical commitment to enrich our local communities has never faltered, this past year’s unique social, health and financial developments tested our resolve to balance being active corporate citizens, delivering products to maintain lifesaving and food production applications and safeguarding our business profitability. Although we have much to celebrate, we believe that all our efforts in social matters deserve a special focus.

To continue to support Helios in its special focus on corporate giving, volunteerism, employee relief, and other giving, the Company has partnered with a third-party to continue guiding and expanding our efforts to take action on important social issues that allow us not only to serve our neighbors, but to tell the world where we stand on relevant ethical and social issues. This partner, with a long tenure administering the social responsibility efforts of other organizations, will support our efforts to provide relief to our own employees while also identifying service opportunities that allow us to address a variety of social needs within our communities. It will also help us to track our actions and investment to deliver these services, creating public confidence and goodwill and mitigating the risk that negative publicity and potentially costly litigation can have in instances where an organization fails to take action or fulfill their duty on important social issues. Inappropriately managed social risks can also be detrimental to the value of a business and a threat to shareholder value. Our new program will help us with the oversight of these risks, as well as the effective management of our resources and those of our employees who are committed to exercise their civic and social duty in a responsible, compassionate and conscientious manner.

ENVIRONMENTAL MATTERS – OUR PLANET

We take great pride in protecting the environment, and we want to preserve the beauty of our planet for generations to come.

Our commitment to being good stewards of our environment has continued not only with isolated energy consumptions actions, but with a systematic approach to monitoring our operations from a functionality, energy and quality perspective. Our approach focuses not only on a change in operations, but also on product design, and extending our energy-efficiency efforts to our end users. We also established metrics and associated with industry auditing firms to certify our efforts, resulting in important designations.

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Here are some of our most significant accomplishments:

Environmental Stewardship – Energy Efficiency

•  Energy efficient product design and modification: These snapshots (pictured right) are from CFD Simulation (Computational Fluid Dynamics). There are two efficiencies gained with simulation. First, we optimize pressure drop in the valve to reduce energy consumption when the valve is in use. Second, simulation allows virtual optimization so there are fewer iterations done with real hardware, thus reducing material usage, processing, etc. This is an excellent illustration of our new way to handle product design and modification to ensure energy efficiency for us and our end users.

•

Electricity improvements: In Italy, we improved energy efficiency by changing LED lights in production areas from 6,000 to 16,800 lumens while maintaining the same consumption in Watts. In Korea, our efforts resulted in an increased electricity efficiency from 87% to 95%.

•

Facility updates: We improved our cooling efficiency by switching from a straight cool unit to a Variable Air Volume (VAV) system, removed an old fire suppression system and upgraded to an environmentally friendly system, upgraded all new motors to high efficiency (greater than 95%) and created electric vehicle charging stations in 2020 with more to be installed in 2021.

•	Energy use monitoring: Our process now includes ultrasonic checks for leak determination and replacement of various fittings to reduce compressed air losses.

•

Product design improvements: We established a new control scheme for test stand control, increasing efficiency, reducing energy and heat waste and resulting in lower energy consumption for our customers.

Environmental Stewardship – Recycling

•

Reusage: Our business units reused packaging (up to 98% reusage rate), logistics waste and shipping materials intra-company and third party, creating a highly efficient, cost-effective and environmentally friendly packing and shipping recycling program. This effort included the collection of plastic trays that were sent back to suppliers for reuse.

•

Paper use reduction: By inserting the Quick Response Code (QR) code on packaging, it allowed for elimination of the paper manual. Our new system of reference drawings also eliminates the need of printouts. We eliminated paper catalogs by establishing a web-enabled catalog that allows original equipment manufacturers (“OEM”) and distributors to order and submit modifications online. In addition, we introduced three new environmentally friendly models to our MultiFaster product family, reducing the use of chemical painting resulting in reduction of business cost and paper usage.

•

Waste reduction: We streamlined processes to drastically reduce solid scraps and oil waste. All in-house generated scraps are now sold to scrap vendors for recycling. We also redoubled recycling and scrap material management in our facilities.

•

Recyclable packaging: Helios business units changed packaging material for shipment from Sealed urethane foam and film to recyclable materials (paper and air cushion). Further use of urethane foam and film has been permanently discontinued as of 2020.

•

Facility recycling efforts: At one of our Florida facilities, we recycled 25 tons of steel, 20 tons of aluminum and 27 tons of cardboard in one year. In Italy, our “Green Together” initiative established organic food in vendor-only machines, avoiding the use of plastic, recycling and reusing material and exclusively utilizing a water dispenser to reduce paper consumption. In addition, we have fully transitioned from plastic to cardboard coffee cups in all vending machines.

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Governance of the Company

Environmental Stewardship – Emission & Waste Reduction

• New technology: We received a John Deere Supplier Innovation Award for our industry-leading design that enabled a 75% reduction in leak points and purchased components on a combine harvester (pictured right).

• Process improvements: In Korea, we changed our washing method for integrated packages from a solvent/thinner product to a degreasing process. Compared to 2018, this change reduces the usage of methylene chloride from 3,000 liters to 0 liters annually.

We have eliminated the use of Freon 113 in manufacturing, we are converting our warehouse forklifts from propane to electric power to reduce C02 emissions and we are converting all hand soldering operations to lead free solder. In 2020, we installed spill protection and plastic reduction in our facilities.

One of our Florida facilities successfully diverted 270,000 gallons of wastewater per year from the local sewer system.

Goals have been set for all new and revised product designs to reduce the probability of leaks, reducing environmental contamination. We maintain supplier relations ensuring vendors provide certification on an annual basis on their compliance with REACH (Registration, Evaluation, and Authorization and Restriction of Chemicals), to ensure our third-party associates are truly committed to the protection of human health and the environment from chemicals contained in our manufactured goods and as well as and not operating in conflict mineral regions. We also require our suppliers to ensure they are compliant with RoHS (Restriction of Hazardous Substance) Directive to ensure their products are “lead-free” and do not contain any of the 10 substances restricted by RoHS. This helps to ensure our suppliers are truly committed to the wellbeing of their associates, while protecting the environment from toxic chemicals.

Social Matters

How do we serve others?

As reflected in our Corporate Responsibility Policy, Helios is committed to giving back to the communities in which we serve as well as encouraging positive social action. We strive for alignment with the recognized United Nations Sustainable Development Goals (SDGs). We believe these goals are the roadmap for businesses to align their business objectives, strategy and execution with the world in which they exist.

At Balboa Denmark, many team members make the conscious choice to ride their bikes to work instead of their cars (pictured right) to create less CO2 emissions and protect the environment.

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Governance of the Company

DIVERSITY, INCLUSION & EQUITY

•

Helios’s culture emphasizes individual integrity, initiative and responsibility. We are committed to conducting our business ethically and with integrity. The Company’s commitment to diversity and inclusion is at the very core of our talent acquisition and overall employment practices. We define diversity and inclusion as:

•  Diversity – a culture that values uniqueness

•  Inclusion – an invitation for all individuals and groups to participate in every aspect of company life

•  Belonging – the feeling each employee should have in bringing their authentic self to work and being accepted for who they are

•  Echoing the words of our founder, Bob Koski, our commitment is to ensure that throughout our organization, we are fostering an environment that is harassment and discrimination free, that brings new and different perspectives and that attracts and retains a diverse workforce. We understand that it is our differences that bring us together to collectively achieve the same goals. We are determined to go beyond mere compliance with the law.

Here are some of our recent accomplishments around diversity, inclusion and equity summarized in three main categories:

ASPIRATIONAL GOALS	INCREASING REPRESENTATION & ENGAGING CULTURE	LEARNING, DEVELOPMENT, & AWARENESS

ASPIRATIONAL GOALS

Strategy and execution at the board and senior leadership level was just the beginning. We regularly seek our employees’ input, thoughts, feedback and collaboration as we continue to build a work environment where our colleagues feel comfortable being themselves, and where they feel valued, respected and have a real opportunity to excel within our company.

Employees were surveyed and given a voice to weigh in on a variety of issues from core values, mission, their history with the organization, etc. We accomplished this via a variety of awareness sessions, development opportunities and monthly round tables where senior leaders interact, exchange information and listen to each one of our employees. We take great pride in maintaining an open and direct communication that develops a sense of belonging.

Each one of our operating companies maintains their own individual ethics and code of conduct policies as well as being fully committed to the Code, which sits above each operating company policy. Our organization lives these policies and takes steps to prevent discrimination and harassment in our workplaces, promotes ethical behavior, and supports diversity and inclusion within our workforce and business partners.

As noted above, Helios’s confidential ethics and reporting hotline that can be accessed by employees all over the globe under the oversight of our Chief Legal and Compliance Officer. Reported violations against our diversity and inclusion philosophy and practices are thoroughly investigated, and corrective actions are swift and effective.

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Governance of the Company

INCREASING REPRESENTATION & ENGAGING CULTURE

Relationships with Third Parties

Increasing our commitment to the respect and dignity of all human life, we require all our third-party suppliers to execute a Code of Conduct for Suppliers and Third-Party Vendors which includes our Policy Against Human Trafficking and Slavery.

Throughout the procurement process, we audit third party businesses to ensure they have received and understand the policy. We issue questionnaires and require attestations that they agree to abide by it. We are committed to a zero-tolerance policy with respect to human trafficking and slavery. We train our internal procurement personnel to identify and report any behaviors inconsistent with our policy. We clearly communicate that for us to maintain a working relationship with any third parties, regardless of the country or type of cultural environment in which our vendors or associates operate, they must ensure that our commitment against any type of slavery or inhumane treatment is embedded in how they conduct business and how they hire, treat and maintain their own workers. No compromises.

Internal Efforts

Our Company has operations in twelve nations across the globe: China, Korea, Germany, Italy, India, United Kingdom, Australia, Mexico, Denmark, Argentina, Brazil and the United States of America. We can proudly report that 41% of our workforce is comprised of diverse, minority nationalities. Our organization is committed to actively seek and support diversity and representation of minorities and women in the workplace.

We strive to create and develop opportunities for diversity throughout our organization. Notably, sixty percent (60%) of our executive officers are women. We have also made significant strides in increasing the representation of minorities within our workplace.

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Governance of the Company

Diversity & Inclusion Strategy & Commitment to Board Diversity

As demonstrated above, Helios believes that diversity and inclusion, leadership development, and workforce equality are critical for the attraction and retention of top talent. Helios believes that diversity extends beyond race and gender, and also includes disability, ethnicity, nationality, religion, sexual orientation, gender identity and expression. To create a more inclusive company, we are committed to taking diversity into consideration when assessing director nominees, senior management positions, and the general workforce level. It is our belief that our Board of Directors and senior management should possess a combination of skills, experience, and diversity of background necessary to lead the Company. Helios is committed to maintaining a gender-diverse Board of Directors. In the event that our Board no longer has an acceptable level of gender-diversity, we will immediately seek to include a new Board member who not only satisfies our gender-diversity obligations but is exceptionally qualified.

LEARNING, DEVELOPMENT & AWARENESS

Helios has a long history of devoting significant resources to embed diversity and inclusion in all our training sessions to increase awareness, among other organizational and talent development initiatives.

The following are some of the awareness and development sessions that were delivered to our employees across the globe:

•	Workplace harassment training (2020)

•	Code of Ethics and Conduct training (2020)

•	Equal Employment Opportunity/Workforce Diversity Training

•	Inclusion Training for Managers, Supervisors and Frontline Leadership

•	Equality Policy

•	Stress Management Policy
•	Bullying & Harassment Policy

•	Ethical Business Policy

•	Excel, Known Consignor

•	Performance Management

•	Koski Equation and Core Values

•	Technical Knowledge OTJ training

•	New Hire Orientation

•	Leadership Development Series-Performance Management

•	Leadership Development Series-Emotional Intelligence

•	Leadership Development Series-EQ-I & EQ-I 360 Assessments & Coaching

•	Leadership Development Series-Myers Briggs Type Indicator (MBTI) Assessment, Individual Debrief and Group Session

•	Behavioral Interviewing

•	What Makes a Team

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Governance of the Company

Our Social Responsibility in Challenging Times – COVID-19

As discussed more fully in our 10-K, the COVID-19 pandemic caused, and continues to cause, significant economic disruption globally, and substantial uncertainty exists regarding the magnitude and duration of the pandemic and its economic impact. Helios took important steps to ensure our facilities remained operational and took many measures to give back to the community during these challenging times.

Taking Care of Our Own – Keeping Our Employees Safe During COVID-19

As an essential business, we took strides to continue to operate seamlessly, preserving our ability to provide components to our life saving and sustaining product applications. We took significant steps to ensure that our employees could safely return to work.

•

COVID Risk Reduction Program: We deployed transmission risk-mitigation measures and communication efforts across all facilities, which including safety protocol training, social distancing, single entrances, monitoring and auditing, special cleaning protocols and tracing, regular communications, onsite nurses’ stations with daily questions and temperature checks and, whenever possible, conversion to working from home and, in at least one of our business units, the conversion to a 4-day work week to reduce exposure and to facilitate extraordinary cleaning measures and sanitizing during weekly closure.

•	Whenever possible team members worked from home. Manufacturing employees and support personnel continued reporting to work without any major business or customer care disruption.

•	We created and ensured adherence to strict safety protocol across business units to protect our employees and trace COVID-19 cases to avoid spread.

•

Executives, senior leaders, and board members took a 20% pay cut, other employees took salary reductions in varying amounts, furloughs, voluntary retirements and small reductions in force to preserve a healthy balance sheet and business as well as employment stability.

•	Our COVID Risk Reduction Program deployed regular communications of risk-mitigation measures and written and videography communications providing business, health and overall pandemic status updates.

•	Our COVID Health Crisis Leave Policy provided paid leave for those negatively impacted by illness, contact tracing, high risk and child-care/schooling challenges.

•

We maintained employee morale despite furloughs, temporary pay reductions and times of uncertainly via regular communications and creating an open-door policy where team members enjoyed the support of a proactive, service-oriented human resources team who provided guidance on COVID-19-related questions, unemployment compensation and other employment-related aspects of the pandemic.

•

Faster employees joined forces to support one of their own who suffered a serious medical emergency. They collected generous monetary donations and even prepared special t-shirts to show their support.

•	Enovation has an Employee Assistance Fund that provides financial support to employees in need. The fund paid out over $10,000 in 2020.

Taking Care of Our Neighbors

In 2020, we celebrated fifty years of our subsidiary, Sun Hydraulics LLC, and highlighted our journey as a strong corporate citizen. Although our historical commitment to enrich our local communities has never faltered, this past year’s unique social, health and financial developments tested our resolve to balance being active corporate citizens, delivering products to maintain lifesaving and feeding applications and safeguarding our business profitability.

In these difficult times, we knew that we could not stay inactive or inwardly focused; reaching out to our community did as much for the community as it did for us. Not only were we able to make a difference but focusing on the least fortunate better allowed our team to deal with our own personal, family and team challenges.

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Governance of the Company

Here are a few highlights of how we made and continue to make a difference in our communities across the globe:

•	We donated over 3,000 pounds of food to the neediest in Florida (pictured right).

•	We fed and honored 255 first responders in two hospitals with nearly $6,000 raised in an employee-driven initiative to cater lunch during a time where “going out to lunch” was not an option for these workers (pictured below).

•	Enovation Controls partnered with Food for Families and Night Light Tulsa in several fundraising efforts, participating in outreach and collecting clothing and blankets for the homeless.

•	Our employees volunteered their time working in COVID-19 testing stations, including one operating from our own parking lot.

•	We donated $10,800 to the Pascal Society, an annual giving society for the National Fluid Power Association (NFPA)’s Education and Technology Foundation, a charitable organization dedicated to meeting the workforce development needs of the U.S. fluid power industry.

•	We adopted over 50 children via the Salvation Army Angel Tree program in early December, donating presents, clothing, shoes and books.

•	We donated funds and materials to several technical universities to continue supporting youth education and development in their local communities.

•	We participated in the Treats for our Troops drive to collect baked goods for our military members. Colleagues were encouraged to either bake or purchase baked goods to send a “thank you” to our men and women in uniform.

•	Across all our business units, employees collected funds to feed at-risk families and individuals affected by the pandemic.

•	Faster US donated money and time to the Red Cross, facilitating the installation of smoke alarm replacements throughout disadvantaged Toledo neighborhoods.
•	We supported the United Way Suncoast’s relief efforts with a donation of $10,000.

•	Sun Hydraulics launched “The Power of One,” inspiring and recognizing individual acts of kindness towards the community by our employees and their families and friends.

•	Employees around the company offered their skills and connections to source PPE, produce 3D printed ear protectors and door holders and procure other safety tools to make the workplace safer.

•	In Germany, we facilitated the use of one of our facility parking lots to be used as a COVID-19 vaccination center.

•	In Italy, we partnered with the Fairy Children program, that raises funds to support families and children with autism.

•	In Australia, CFP raised over $5,000 to make a difference to men’s mental health & suicide prevention, prostate cancer and testicular cancer.

•	Another business unit donated $2,500 to COVID-19 response to include protective equipment and sanitation measures.

•	We donated $56,959 to a local hospital in Italy for the purchase of a COVID-19 intensive care station.

•	Enovation Controls UK contributed the time and effort of employees who volunteered in different organizations for animals, children and youth, community, disaster relief/emergency/safety/crisis support, environment, faith-based, homeless and housing, seniors and veterans and military.

•	All our operating businesses donated funds and presents to several charitable organizations in their respective communities across the globe to provide a better 2020 holiday season to disadvantaged children and their families.

•	Enovation sponsors two scholarship programs (K-12 and postsecondary) and awarded five scholarships totaling $19,000 in 2020.

Board Memberships, Volunteerism & Monetary Donations

Our organization is well represented in every community by the presence and volunteer work of many of our employees. Employees sit in over twenty boards of directors, advisory boards and advocacy teams. Hundreds volunteer countless hours of personal time to enhance the quality of life of the citizens of our localities. Helios also supported the community by making charitable donations, sponsoring events, creating multi-year scholarships and contributions in support of youth development, charities, medical, special causes and emergency services, among other non-profit community care initiatives.

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Governance of the Company

Non-Profit Organizations Supported by Helios Companies

• Australian Cancer Council

•  Boss Car Rally Queensland – Australia

•  Boys and Girls Club

•  British Fluid Power Association

•  Multiple local and youth sports clubs

•  Community Foodbank of Eastern Oklahoma

•  Ganapathi Festival – India

•  Hunter Manufacturing Awards

•  Night Light Tulsa

•  Red Cross International

•  Rotary Club Australia

•  Tulsa Chamber of Commerce

•  The University of Newcastle

•  University of Tulsa Catholic Center for Students

•  Westpac Rescue Helicopter Service

•  Williams Route 66 Marathon

•  IDS Foundation

•  HunterNet Cooperative

•  Junior Achievement

•  Lions Cancer Foundation

•  MAKE UK

•  Marine Toys for Tots Foundation

•  Movember Foundation

•  National Alliance for Mental Illness (NAMI)

•  National Fluid Power Association

•  National Marine Manufacturers Association/Boat PAC

•  National Multiple Sclerosis Society

Safety and Health

Helios is committed to a safe, secure, and healthy workplace for all of its employees worldwide. In addition to all of the safety related measures taken to protect our employees during the pandemic, Helios ensures its employees are safe in its day-to-day operations. We track and report all safety incidences and the total case incident rate (TCIR). Beyond reporting, we ensure there were appropriate measures taken not only after accidents, but also proactively via our program of safety system improvements. Our safety system improvements resulted in the implementation of changes across the organization to ensure a progressively safe operation.

•

Sun Hydraulics established the Safety Training & Hearing Protection Program, rolling out a mandatory use of hearing protection throughout all our facilities. We also enforced the use of safety shoes across the board, including office personnel when visiting the manufacturing floor. As with any other safety measure, all team members are encouraged to self-audit and audit their co-workers respectfully and in a friendly manner. To promote safety while respecting social distancing restrictions, we offered regular safety e-training modules to maintain an informed workforce and safe workplace.

•	With the increase of racial and political tension, our business units rolled out new preventative e-sessions on violence in the workplace, stress management and unconscious bias.

•

Several of our business units have implemented wellness programs which reward healthy behaviors including, but not limited, to regular exercise, preventative medical care, nutrition and smoking cessation. On-site clinics are available in most of our work units. We have also implemented health passports or wellness sites that allow risk and health assessments and real-time, personalized health and nutrition information.

•	Flu shots were provided in most of our operating units at no cost to employees.

•	All of our businesses strive to be accident free, and one of our subsidiaries, Enovation Controls, had no recordable accidents in 2020.

Talent Development and Employment Engagement

A core tenant of Helios’s values is our commitment to develop talent. Helios has robust programs to identify, assess, manage and develop talent globally. The process involves senior leadership and supervisors from its inception, but extends to all talent, facilitating and supporting individual professionals and personal development via focused and standardized individual development plans, career pathing, gap analysis and development & learning opportunities.

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Governance of the Company

Our key talent and leaders continue participating in the 3C Asian Leadership Institute Triad, a peer-driven, ten-module program geared to develop coaching, collaboration, leadership and communication skills and self-awareness. To date, 130 participants across the organization have participated, raising leadership quality and standard of performance for participants and their teams.

Our talent development tool, Helios Leadership Development Program (HDLP), which seeks to develop 24 vital leadership competencies to increase leadership and team effectiveness across the board, has been recently revamped and revised to tie into business needs for organizational renewal and continuous improvement. This multi-faceted, selective program includes assessments, peer support and practical high-level assignments that provide both individual formation and organizational development. In addition to the HDLP, each Helios operating company has multiple programs in place to support talent development. A few examples are below:

•

Our workforce has access to employee assistance programs at no cost to them. These wellness and support lines allow our workforce to speak to qualified professionals in real time about health, financial, emotional or mental health issues. These confidential counseling and support programs are available to all our employees and their direct family members free of charge.

•

Sun Hydraulics Korea employees created a club called The Voice of the Employee which organizes quarterly meetings with the overall workforce to engage in in-house recreational activities to increase satisfaction and inclusion. This employee-driven club reviews suggestions and plans implementation for the meeting. Awards are granted to those whose suggestions/ideas are implemented and materialized.

•	Our operating companies support talent development with tuition reimbursement programs and other training opportunities designed to enhance an employee’s skills, knowledge and abilities.

Conclusion

Helios is committed to operating an ethical and profitable business through a satisfied, engaged and healthy workforce. We are determined to provide our employees with the highest level of support to ensure they are safe, healthy, well-trained and aware not only of the role they play in the organization, but of their rights to work in an inclusive, diverse and respectful environment where everyone is celebrated, encouraged and appreciated.

We pledge to continue embracing our communities by supporting their mission via funding, volunteerism or other type of involvement. Finally, we are committed to the sustainability of our environment. We will leave this earth a healthy place for generations to come. We are driven by the desire to produce the type of impact that goes beyond financial results. We will deliver on our promises to maintain profitability and a healthy balance sheet, while making our communities a better place for all us to live in, share and cherish.

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AUDIT COMMITTEE REPORT

The following report shall not be deemed to be incorporated by reference into any filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference, or to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls, financial reporting process, compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The primary purpose of the Audit Committee is to oversee the Company’s financial reporting activities. The Audit Committee selects the Company’s independent accountants and meets regularly with them to review and approve the scope of their audit, report, recommendations and fees.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended January 2, 2021, with the Company’s management and with Grant Thornton LLP (“Grant Thornton”). Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed with the Company’s management and Grant Thornton their respective reports on the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as of January 2, 2021. The Audit Committee has discussed with Grant Thornton the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication With Audit Committees).

The Audit Committee has received from Grant Thornton written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and has discussed with Grant Thornton its independence. The Audit Committee has considered the provision of all non-audit services by Grant Thornton and has determined that such services are compatible with the firm maintaining its independence from the Company.

Based on its review and discussions noted above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2021, for filing with the SEC.

AUDIT COMMITTEE

Laura Dempsey Brown (Chair)

Marc Bertoneche

Doug Britt

Cary Chenanda

28 | 2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2020, except as described below, the Company had no material relationships or transactions with any of the Directors or executive officers, or their affiliates. Under the Company’s Code, all employees, including the CEO, the CFO and persons performing the functions of a controller, are instructed to avoid any personal activity, investment or association which could appear to interfere with their good judgment concerning the Company’s best interests. The Company’s policy is that if an employee or Director is related in any way to a vendor or customer, someone other than that employee or Director should be the one to decide whether the Company will do business with that person. The Audit Committee must approve all transactions in which an officer or Director, or any member of such person’s family, may have a personal interest.

When the Company acquired Enovation in December 2016, its natural gas production controls and engine controls and fuel systems business segments were spun off to Genisys Controls, LLC (“Genisys”), which is owned by Kennon Guglielmo and Frank Murphy, III. Until April 5, 2019, Dr. Guglielmo served as the Company’s Global Co-Lead, Electronic Controls, and also as Co-General Manager of Enovation Controls, and was elected to be a member of the Board in June of 2019. In 2020, the Company sold approximately $732,000 of products to Genisys and purchased approximately $4,269,000 of products from Genisys.

As an owner of Genisys, Dr. Guglielmo received approximately $70 million from the Company for his equity ownership of Enovation Controls at closing and an additional $18 million in earn-out payments, including interest, for the 27 month earn-out period following the closing. In 2019, the final earnout payment of $16,680,000 plus interest was paid to the former owners, of which Dr. Guglielmo received $5,838,000.

Additionally, Mr. Gregory Yadley is a partner of Shumaker, Loop & Kendrick, LLP. The Company engages Shumaker, Loop & Kendrick, LLP for a variety of legal services. Since the beginning of fiscal year 2020 through March 31, 2021, the Company paid the firm fees of $257,147 for legal services.

2021 Proxy Statement | 29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth information as of April 6, 2021, except as otherwise indicated, regarding the beneficial ownership of shares of our Company’s Common Stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	each of our named executive officers;

•	each director; and

•	all executive officers and directors as a group.

Information in this table as to our directors, named executive officers and all directors and executive officers as a group is based upon information supplied by these individuals and Forms 3, 4, and 5 filed with the SEC. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

5% Beneficial Owner

Wasatch Advisors, Inc. (3) 505 Wakara Way Salt Lake City, UT 84108	4,811,401	14.9%

T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	3,124,998	9.7%

Brown Capital Management, LLC (5) 1201 N. Calvert Street Baltimore, MD 21202	2,780,456	8.6%

The Vanguard Group (6) 100 Vanguard Blvd Malvern, PA 19355	2,638,087	8.2%

BlackRock, Inc. (7) 55 East 52nd Street New York, NY 10055	2,156,158	6.7%

Directors and Officers

Philippe Lemaitre	54,088	*

Tricia Fulton	53,340	*

Marc Bertoneche	22,449	*

Doug Britt	14,600	*

Gregory C. Yadley	9,948	*

Melanie Nealis (8)	9,265	*

Alexander Schuetz	7,675	*

Kennon H. Guglielmo	5,850	*

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Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

Jinger McPeak	4,616	*

Laura Dempsey Brown	3,300	*

Cary Chenanda	2,550	*

Matteo Arduini	1,525	*

Rajasekhar Menon	1,360	*

Josef Matosevic	-	*

Wolfgang Dangel	-	*

All Directors and Executive Officers as a Group (15 persons)	190,566	0.6%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the persons listed is 1500 West University Parkway, Sarasota, Florida 34243.

(2)

This column sets forth shares of the Company’s Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the SEC. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse. As of the date of this proxy statement, none of the executive officers and Directors have any outstanding margin obligations under any such accounts.

(3)	According to Amendment No. 4 to Schedule 13G, filed February 11, 2021, by Wasatch Advisors, Inc., Wasatch Advisors, Inc. has sole voting and dispositive power with respect to 4,811,401 shares.

(4)

According to Amendment No. 12 to Schedule 13G, filed February 16, 2021, by T. Rowe Price Associates, Inc., T. Rowe Price Associates, Inc. has sole voting power with respect to 905,316 shares and sole dispositive power with respect to 3,124,998 shares.

(5)

According to Amendment No. 14 to Schedule 13G, filed February 12, 2021, by Brown Capital Management, LLC, Brown Capital Management, LLC has sole voting power with respect to 1,708,203 shares and sole dispositive power with respect to 2,780,456 shares.

(6)

According to Amendment No. 6 to Schedule 13G, filed February 10, 2021, by The Vanguard Group, The Vanguard Group has shared voting power with respect to 49,328 shares, sole dispositive power with respect to 2,563,796 shares and shared dispositive power with respect to 74,291 shares.

(7)

According to Amendment No. 1 to Schedule 13G, filed January 29, 2021, by BlackRock, Inc., BlackRock, Inc. has sole voting power with respect to 2,110,925 shares and sole dispositive power with respect to 2,156,158 shares.

(8)	Includes 2,000 shares of unvested restricted stock.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) describes our general executive compensation approach, and specifically describes the compensation earned by our named executive officers (“NEOs”) in 2020. This past year, Wolfgang Dangel stepped down as CEO, and the Board appointed Josef Matosevic as the new President and Chief Executive Officer. Also, Rajasekhar Menon resigned from the Company in 2020. Our 2020 NEOs and their titles were as follows:

Named Executive Officer	Position

Josef Matosevic (1)	President and Chief Executive Officer (“CEO”)

Tricia Fulton (2)	Chief Financial Officer (and Former Interim CEO)

Melanie Nealis	Chief Legal & Compliance Officer & Secretary

Jinger McPeak	President, Electronic Controls (EC)

Matteo Arduini	President, Quick Release Couplings (QRC)

Wolfgang Dangel (3)	Former President and CEO

Rajasekhar Menon (4)	Former President, Cartridge Valve Technology (CVT)

(1)	Mr. Matosevic assumed the role of President and CEO on June 1, 2020.
(2)	Ms. Fulton served as CFO and Interim CEO during the transition period of April 5, 2020 to May 31, 2020.
(3)	Mr. Dangel stepped down as President and CEO and separated from the Company effective April 5, 2020.
(4)	Mr. Menon resigned effective Sept. 25, 2020.

Executive Summary

Impact of COVID-19

The COVID-19 pandemic and broad measures taken by governments, businesses and others to limit the spread of the virus adversely affected the Company and its customers. Some of Helios’s global locations and production facilities had to close temporarily due to government mandates. Employees whose positions were amenable to remote work continued to work from their homes and provide support to our customers. Throughout 2020, Helios remained focused on the health, safety and welfare of our global employees, customers and communities by adopting measures in all of our facilities to allow for social distancing and additional cleaning protocols while remaining focused on meeting our customers’ needs.

The pandemic impacted Helios’s financial results relative to our performance-based incentive targets. Incoming order rates and sales declined during the year as the pandemic impacted our business, customers and end markets. During the month of April, we experienced a considerable impact on sales due to facility closures, customer shutdowns and regulatory restrictions imposed on shipments. Our production capabilities recovered throughout the second quarter, with the third quarter returning to more typical levels while order intake remained soft throughout the year. Towards the end of the year, we began to experience some recovery, with fourth quarter sales of our legacy business exceeding second and third quarter levels. Throughout the year, we implemented multiple cost saving measures to mitigate the effects of the downturn, including decreased use of consultants and contractors, adjustments to our fixed cost labor base by implementing salary reductions, furloughs and layoffs, and reduced travel, marketing and other non-essential discretionary spending. We incurred costs related to the purchase of safety equipment, personal protective equipment and additional cleaning costs to ensure the safety of our employees. To further reduce costs due to the challenges of the COVID-19 pandemic, the NEOs agreed to a 20% salary reduction for the month of May, and the Board approved a 20% reduction in director compensation for the August, October and December meetings.

Despite the challenges of the global pandemic, Helios achieved several significant financial and operational milestones in 2020, including a significant acquisition of Balboa Water Group (“BWG”) in November 2020.

32 | 2021 Proxy Statement

Executive Compensation

2020 Performance Results and Pay Outcomes

Increasing cash flow and paying down debt were important goals for us this year and we finished 2020 with strong cash generation and paid down nearly $50 million of debt. Other 2020 financial highlights for Helios are as follows:

•	Sales of $523 million
•	Net Income of $14.2 million
•	Adjusted net income of $71.9 million
•	Adjusted EBITDA of $121.2 million
•	Adjusted free cash flow of $94 million
•	EPS of $0.44
•	Adjusted cash EPS of $2.24

As a result of our 2020 performance, our short-term incentive (“STI”) program paid between 103% and 154% of the target percentage to our NEOs based on achievement of certain metrics as detailed below. All STI payouts were subject to a circuit breaker threshold of Helios net income that was met for 2020. The Compensation Committee made no adjustments to the STI plan due to the impact of COVID-19.

Our long-term incentive (“LTI”) program, which includes performance-based incentive metrics, is aligned with our Vision 2025 financial performance measures. The 2020 LTI performance-based awards will be measured over a three-year period (2020-2022) and are tied to the financial metrics set for Helios and the subsidiaries as described below.

Management Transition

Wolfgang Dangel separated from Helios as President, Chief Executive Officer and Director on April 5, 2020. The Company appointed Tricia Fulton, the Company’s Chief Financial Officer, to also serve as Interim President and Chief Executive Officer from April 5, 2020 until a new CEO was appointed (“Transition Period”). In addition, the Company appointed Philippe Lemaitre to the newly established position of Independent Executive Chairman during the Transition Period. Ms. Fulton and Mr. Lemaitre’s interim roles ceased on June 1, 2020 when Mr. Josef Matosevic assumed the role of President and Chief Executive Officer and joined the Board of Directors.

Compensation Philosophy and Objectives

The goals of our executive compensation program are to attract, retain and motivate highly qualified leadership personnel. Our compensation philosophy is to provide executives with a competitive total compensation package that motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Prior to 2019 rather than basing compensation strictly on a series of specific financial metrics, we have encouraged initiative, teamwork and innovation, and each executive was enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance.

We set total compensation at a level we believe to be fair, based on an objective review as well as a subjective analysis of the individual executive’s experience and past and potential contributions to the Company. An individual executive’s leadership and contribution to the accomplishment of the Company’s strategic goals has always been part of his or her performance evaluation.

Shareholder Engagement and Say on Pay

In 2020, the Company held a “say-on-pay” vote on the company’s executive compensation program as set forth in the proxy statement, and 97.68% of votes cast supported the proposal. The Compensation Committee considered the results of the shareholder vote in finalizing 2021 compensation and because a substantial majority of shareholders approved the compensation program, the Committee continued to apply the same principles in determining the amounts and types of executive compensation and did not implement substantial changes as a result of the shareholder advisory vote.

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Executive Compensation

Shareholders have demonstrated strong support for our say-on-pay proposals in recent years, but we continue to seek shareholder feedback on our compensation program to ensure it aligns with shareholder interests and supports the long-term strategy of the Company. In 2020, we reached out to shareholders holding approximately 85% of our outstanding shares and met with shareholders holding approximately 55% of our outstanding shares. During these interactions, we discussed our executive compensation program, corporate governance and other issues. We gathered feedback from our investors and shared the feedback with management and the full Board.

2020 Compensation Program

In connection with the Company’s desire to align pay for performance and to offer market-based compensation to attract and retain top talent, the Compensation Committee performed a comprehensive review of our compensation program in 2020. The following table describes the principal pay elements of our executive compensation program for 2020, including their purpose, timeframe and performance measures:

2020 Compensation Elements
Pay Element	Purpose	Timeframe	Performance Measures
Base Salary	Attract and retain executive talent and compensate for performing day-to-day responsibilities	Annual	Fixed cash compensation reviewed annually based on market data, company performance, and executive’s experience and past and potential contributions to the Company
Short-term incentive (STI)	Reward performance against principal short-term financial drivers to achieving our objectives under Vision 2025	Annual

Metrics are based on corporate or subsidiary performance as follows:

Corporate executive metrics:

•  Adjusted EBITDA (40%)

•  Adjusted free cash flow (40%)

•  Helios revenue (20%)

Subsidiary executive metrics:

•  Helios adjusted EBITDA (25%)

•  Subsidiary adjusted EBITDA (25%)

•  Subsidiary adjusted free cash flow (25%)

•  Subsidiary revenue (25%)

Long-term incentive (LTI)
• Performance-based restricted stock units (50%)	Motivate executives to achieve multi-year corporate financial objectives consistent with the Company’s long-term strategy	Vest in full after 3 years	Metrics are based on corporate or subsidiary performance as applicable: • Adjusted EBITDA margin (40%) • Adjusted EPS (40%) • Revenue compound annual growth rate (CAGR) (20%)
• Time-vested restricted stock (25%)	Attract and retain executives and motivate support for our long-term strategy	Vest pro rata over 3 years
• Stock options (25%)	Align executives’ interests with those of shareholders	Vest pro rata over 3 years; 10-year term

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Executive Compensation

2021 Compensation Program Changes

To align pay with performance and to offer market-based compensation to attract and retain top talent, the Compensation Committee performed a comprehensive review of our compensation program in late 2020. The result of the review was recommendations for changes to our 2020 compensation plans intended to tie each executive’s pay more closely with the corporate and subsidiary financial and operational performance objectives over which they have the greatest impact. To more fully align executive pay with performance, the Compensation Committee modified the metrics and weightings in the short- and long-term incentive plans to link each executive’s compensation more closely with their individual and business unit goals (if applicable).

Short-term incentive plan. For 2021, to reward corporate executives for personal achievements related to their specific financial and operational goals, the Committee added an individual goal weighted at 10% and reduced the free cash measure. The revised corporate executives’ measures and weightings for 2021 are as follows:

2021 Changes to STI Measures and Weightings Corporate Executives

Performance Measures	2020 Weightings	2021 Weightings

Helios adjusted EBITDA	40%	40%

Helios net sales	20%	20%

Helios adjusted free cash flow	40%	30%

Individual goals	—	10%

Also, to more directly align our subsidiary executives’ pay with the performance of their business unit and to reward them for meeting individual goals related to the success of their business unit, the Committee eliminated the corporate-level EBITDA measure and added a personal goal weighted at 10%. The revised subsidiary executives’ measures and weightings for 2021 are as follows:

2021 Changes to STI Measures and Weightings Subsidiary Executives

Performance Measures	2020 Weightings	2021 Weightings

Helios adjusted EBITDA	25%	—

Subsidiary adjusted EBITDA	25%	40%

Subsidiary net sales	25%	20%

Subsidiary adjusted free cash flow	25%	30%

Individual Goals	—	10%

Long-term incentive plan. The Compensation Committee also revised the performance metrics for the performance-based restricted stock units to eliminate the Helios three-year compound annual growth in net sales to increase the focus on profitability over revenue. For 2021, the long-term incentive plan mix will remain the same: time-vested restricted stock units that vest pro rata over three years (25%), stock options (25%) and performance-based restricted stock units that vest in full after three years based on meeting certain performance goals (50%).

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Executive Compensation

Compensation Policies and Practices

The Company employs the following best pay practices that reflect the Company’s compensation philosophy:

What we do	What we don’t do

✓ Link executive pay to company performance through our annual and long-term incentive plans	× No single-trigger change-in-control provisions for future long-term incentive awards

✓ Balance among short- vs. long-term incentives, cash vs. equity and fixed vs. variable pay	× No hedging or pledging by executives or directors of equity holdings

✓ Compare executive compensation and company performance to relevant peer group companies	× No repricings of underwater stock options

✓ Minimum stock ownership requirements for all executives and members of the Board	× No tax gross-ups

✓ Maintain a compensation clawback policy to recapture unearned incentive pay	× No aspect of the pay policies or practices pose material adverse risk to the Company

✓ Provide only limited perquisites

Compensation Process and Approach

Our compensation program is overseen by the Compensation Committee, comprised of independent directors, which operates under a charter that was approved by the Board on June 14, 2019. The Committee reviews the compensation of each individual executive officer annually. The Committee also makes equity awards under compensation plans approved by the Board and, where required, by the shareholders, to the chief executive officer and to other key management employees on the recommendation of the chief executive officer.

Compensation Program Reviews

The Company’s compensation program seeks to align executive pay with the market medians, as well as to executive and Company performance and business objectives in order to retain key talent and reward high-performing executives to maintain a strong management team. The Compensation Committee engages an independent compensation consultant, Mercer, to review our compensation philosophy and the competitiveness of the NEOs’ current compensation levels.

In 2018, Mercer conducted a review focused on strengthening the Company’s executive pay philosophy to provide market competitive pay and to link compensation to performance, including the contribution each executive makes to the overall business objectives and corporate success. Mercer’s 2018 review informed our 2019 and 2020 pay decisions.

The 2018 review also assessed the methodology we use to set executive pay, and to ensure that our pay levels are consistent with the market. The review included a detailed evaluation of the compensation program, including base salary, STI opportunity, LTI opportunity, target total cash compensation, and target total direct compensation for the NEOs. The review found that base salaries, short-term incentives and target total cash compensation were below the 50th percentile for the CEO, CFO and other NEOs. Long-term incentives were slightly above market, which improves overall positioning of target total direct compensation compared to market. Based on this review, the Company will be moving to align executive pay more closely with the 50th percentile of its market peers over the next few years, both in the level and structure of its compensation.

Mercer’s 2018 review compared our executive compensation program to the market using Mercer’s proprietary survey database as well as public company proxy data, including publicly traded, similarly sized companies in our industry. Mercer evaluated peer company appropriateness by auditing the ISS peer group, companies provided by Helios, and S&P CapIQ’s database of publicly-traded U.S. Companies, based on their revenue size, industry, other financial and organizational measures, and business model/footprint to determine if they accurately describe the Company’s market for executive talent.

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Executive Compensation

In the fourth quarter of 2020, Mercer again reviewed our peer group and executive compensation levels and made changes to the peer group and executive pay levels for 2021 to more closely align executive pay with the market median (see “2021 Peer Group” below).

Peer Group

To assist the Compensation Committee in reviewing and setting executive compensation for 2020, the Committee considered data from annual reports and proxy statements of selected “peer group” companies. The Committee reviews information on revenues, income, and executive compensation for other U.S. public manufacturing companies and selected businesses of similar size and scope. The Committee also considered information on compensation practices, including employee benefits, from manufacturing companies in other countries in which we operate to ensure we maintain competitiveness in the markets in which our executive officers reside.

The peer group used to set 2020 pay was comprised of companies with revenue between 0.5x to 2x that of the Company’s revenue, representing a similar industry or related industry that offer similar products, have a similar value chain, or operate within a similar geographic footprint. Data from these sources was individually matched to each executive based on title, job, functional responsibility, and business line scope where possible. The peer group is used to assess executive pay competitiveness, inform subsequent pay decisions, and shape the future design of the STI and LTI plans.

The peer group includes primarily companies in the industrial machinery industry that are similar in size to the Company based on revenue and market capitalization, and with which the Company competes for talent. At the time the peer group was set, the Company’s percentile ranks for revenue and market capitalization compared to the peer group were as follows:

Peer Group Used to set 2020 Pay

Percentile Rank	Revenue (in millions) *	Market Capitalization (in millions) *

25th Percentile	$411	$1,115

Median	$687	$1,719

75th Percentile	$918	$2,117

Helios Technologies	$585	$1,800

Percentile Rank	47%	61%

*	For trailing 12-month period as of Sept. 17, 2018 based on S&P CapIQ database.

The peer group includes the following 15 companies that were identified in late 2018 to set 2019 and 2020 pay:

Peer Group Companies

AAON, Inc.	NV5 Global, Inc.

Actuant Corporation (later became Enerpac Tool Group)	Protolabs, Inc.

Altra Industrial Motion Corp.	Raven Industries, Inc.

Badger Meter, Inc.	RBC Bearings Incorporated

CIRCOR International, Inc.	Tennant Company

Dorman Products, Inc.	The Gorman-Rupp Company

ESCO Technologies Inc.	The KeyW Holding Corporation (was acquired in 2019 and removed from peer group)
Mueller Water Products, Inc.

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Executive Compensation

2021 Peer Group

In September 2020, the Committee asked its independent compensation consultant, Mercer, to review the 2018 peer group for continued appropriateness as part of its 2020 executive pay market study. The 2020 review found the total direct compensation of each of the CEO, President, Electronic Controls (EC) and Chief Legal & Compliance Officer & Secretary were below market median. Mercer recommended a revised peer group of companies with revenues between 0.5x and 2.0x Helios’s revenues that are in a similar industry or related industry that offer similar products, have a similar value chain, or that operate within a similar geographic footprint. Mercer also considered other financial metrics, such as market capitalization and EBITDA in its analysis. Based on Mercer’s recommendations and to more appropriately reflect the Company’s size, the Compensation Committee made the following changes to the 2018 peer group to set 2021 pay:

2021 Peer Group Changes

Deletions	Additions

Altra Industrial Motion Corp.	Douglas Dynamics, Inc.

The KeyW Holding Corporation	Kadant, Inc.

Lindsay Corp.

Trimas Corp.

The 2021 peer group includes primarily companies in the industrial machinery industry that are similar in size to the Company based on revenue and market capitalization, and with which the Company competes for talent. At the time 2021 compensation levels were set, the Company’s percentile rank for revenue and market capitalization compared to the 2021 peer group were as follows:

2021 Peer Group

Percentile Rank	Revenue (in millions) *	Market Capitalization (in millions) *

25th Percentile	$450	$882

Median	$592	$1,290

75th Percentile	$841	$2,519

Helios Technologies	$513	$1,350

Percentile Rank	41%	55%

*	For trailing 12-month period as of August 19, 2020 based on S&P Capital IQ database.

CEO Total Compensation

In 2020, the Compensation Committee engaged Mercer to review Mr. Matosevic’s total compensation package. Based on Mercer’s assessment of peer group compensation and survey data, the Committee determined that Mr. Matosevic’s total compensation was below the market median, with some aspects of his pay significantly below the median, based on the updated peer group data and survey data Mercer used in its 2020 analysis. To bring his pay closer to the market median, the Committee approved a base salary increase for 2021 and increases to his target short- and long-term incentive plan opportunities, as noted in the table below.

	2020 Base	2020 STI/LTI %	Target Total 2020 Pay	2021 Base	2021 STI/LTI %	Target Total 2021 Pay
Josef Matosevic	$704,000	100%/175%	$2,455,200[1]	$786,000	100%/258%	$3,600,000

[1]	Mr. Matosevic was given a sign-on equity award and his total target compensation rate on an annualized basis was $3,054,000.

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Executive Compensation

Components of Executive Compensation

Executive pay includes a mix of fixed compensation (base salary and benefits) and variable pay (annual and long-term incentives) that is based on meeting a combination of short- and long-term goals. A significant portion of executive pay is “at risk” or based on meeting performance goals to align executive pay with the long-term goals of the company. The following charts illustrate the target total direct compensation mix for the CEO and the average for the other NEOs as a group.

Company CEO Target Total Compensation Mix[2]	Company Average All Other NEOs Target Total Compensation Mix

On February 28, 2020, the Compensation Committee of the Board approved a new Executive Compensation Plan (“ECP”). The ECP sets forth the elements of executive compensation: base salary, STI, LTI, and benefits. As described more fully below, the STI and LTI elements of the program are specifically designed to align pay directly to Company performance. In February 2020, the Compensation Committee changed the allocation of long-term compensation for the executive officers to 25% stock options, 25% time-based restricted stock units and 50% performance-based restricted stock units. The revised ECP allows for straight line interpolation of payouts ranging from 0-200% based upon the achievement of the underlying metrics.

Base Salary

Our approach to compensating executive officers is to pay salaries that are generally competitive with salaries paid to executives of other manufacturing companies, particularly in our geographic areas. The Compensation Committee approved salary increases for 2020 as part of a plan to more closely align total compensation with the median of our peer group over the next five years. Our overall financial performance also influences the general level of salary increases. To reduce costs due to the challenges of the COVID-19 pandemic, the NEOs agreed to a 20% salary reduction for the month of May.

[2]	For purposes of this chart, the mix represents Mr. Matosevic’s 2020 compensation as if earned as an annual representation.

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Executive Compensation

The Compensation Committee reviews salaries annually. The Chief Executive Officer, after seeking input from other key managers and reviewing selected market data, recommended increases for the other executive officers based on his analysis of each individual executive’s experience and past and potential contributions to the Company. Based on the foregoing factors, salary increases for 2020 ranged from 3% to 10% for the NEOs, as set forth in the following table:

Named Executive Officer	2019 Salary	2020 Salary(1)

Josef Matosevic (2)	—	$704,000

Tricia Fulton	$400,000	$412,000

Melanie Nealis	$319,000	$338,000

Jinger McPeak	$265,000	$292,000

Matteo Arduini (3)	$246,338	$278,000
Wolfgang Dangel (4)	$546,000	$590,000
Rajasekhar Menon (5)	$350,000	$386,000

(1)	All officers took a 20% pay cut during the month of May 2020 that is not reflected in the table above.

(2)	Mr. Matosevic assumed the role of President and CEO on June 1, 2020.

(3)	Mr. Arduini’s salary was paid in Euros and converted to U.S. dollars using average annual exchange rates of $1.139184/Euro and $1.119719/Euro for the 2020 and 2019 years, respectively.

(4)	Mr. Dangel stepped down as CEO and separated from the Company effective April 5, 2020.

(5)	Mr. Menon joined the Company in April 2019 and resigned effective Sept. 25, 2020.

Short-Term Incentives

In 2020, our STI program aimed to harmonize the bonus structure across corporate and subsidiary functions, and to enhance our pay-for-performance relationship by increasing the program’s alignment with our communicated financial goals, and improving the clarity of our plan’s objectives for our employees and shareholders. Cash STI awards for 2020 were based on an objective formula with preset financial targets designed to drive our overall Company and subsidiary financial results. The primary financial performance goals are adjusted EBITDA (40%), adjusted free cash flow (FCF) (40%), and revenue (20%). These measures were selected because they are the principal financial drivers to achieving our objectives under Vision 2025. The STI awards for subsidiary-level NEOs (Matteo Arduini, Jinger McPeak, and Rajasekhar Menon) were based on the same metrics at the subsidiary level (except for Helios Adjusted EBITDA). Due to exceptional performance in 2020, the STI plan allowed for bonus payouts. All STI payouts were subject to a circuit breaker threshold of Helios net income that was met for 2020. The Committee made no adjustments to the STI plan due to the impact of COVID-19.

The Committee determines STI payouts based on an objective formula with target and maximum performance levels. As updated, the ECP provides for a maximum STI payout of 200% of target. In February 2020, the Compensation Committee set STI targets for each of the NEOs consistent with the recommendations set forth by the Mercer study.

Annual cash incentive awards for the NEOs in 2020 were contingent on the attainment of corporate and subsidiary performance metrics established by management and approved by the Board. Targets were set using the anticipated 2020 budget of the Company and external financial guidance range to determine target and maximum payments.

Corporate executives. For 2020, the Compensation Committee set annual incentive cash targets for corporate-level NEOs (Josef Matosevic, Tricia Fulton and Melanie Nealis) based on meeting the following performance goals:3

Measure	Weighting	Actual/Actual as a Percent of Target **

Adjusted EBITDA Margin*	40%	23.1%/154%

Adjusted Free Cash Flow (as a % of Sales)*	40%	18.8%/200%

Net Sales *	20%	(10.4%)/0%

[3]	Mr. Dangel did not receive a 2020 incentive cash bonus under the STI plan. He was paid the value of his target bonus pursuant to the terms of his Separation Agreement as discussed below.

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Executive Compensation

*	2020 results excluded our acquisition of Balboa Water Group that occurred in November 2020.

**

The Company does not disclose the specific corporate level goals because it believes disclosing these goals would reveal confidential and proprietary information and could result in competitive harm to the Company.

Subsidiary executives. For 2020, the Compensation Committee set annual incentive cash targets for subsidiary-level NEOs (Matteo Arduini (QRC) and Jinger McPeak (EC) based on meeting subsidiary performance goals as follows:4

Measure	Weighting	EC % of Goal Achieved Actual/ Actual as Percent of Target **	QRC % of Goal Achieved Actual/Actual as Percent of Target **

Helios Adjusted EBITDA Margin*	25%	23.1%/154%	23.1%/154%

Subsidiary Adjusted EBITDA Margin	25%	16.7%/125%	25.1%/127%

Subsidiary Adjusted Free Cash Flow (as a % of Sales)	25%	15.8%/131%	16.9%/200%

Subsidiary Net Sales	25%	(20.1%)/0%	3.2%/134%

*	2020 results excluded our acquisition of Balboa Water Group that occurred in November 2020.

**

The Company does not disclose the specific subsidiary level goals because it believes disclosing these goals would reveal confidential and proprietary information and could result in competitive harm to the Company.

The disclosure of the underlying goals for the measures above would reveal competitively sensitive, proprietary and confidential information that the Company does not disclose publicly. Disclosing these metrics could potentially reveal insights about our business plans and strategic objectives that our competitors could use against us in the marketplace. Achieving target-level goals is reasonably anticipated but uncertain and would be considered “strong performance” based on historical performance. Threshold goals are more likely to be achieved and maximum goals are considered aggressive.

Award payouts. After year-end, the Compensation Committee determined to what extent the goals were satisfied, with partial satisfaction warranting partial payout of the cash incentive awards. The award opportunity as a percentage of each NEO’s base salary, target and maximum award levels and actual awards are set forth in the table below. Linear interpolation is used to determine STI payouts for performance between levels.

Executive	Target as a % of Base Salary	Target	Maximum	Actual Award as a % of Base Salary	Actual Award

Josef Matosevic (1)	100%	100%	200%	142%	$583,147

Tricia Fulton	60%	100%	200%	85%	$351,024

Melanie Nealis	40%	100%	200%	57%	$191,984

Jinger McPeak	40%	100%	200%	41%	$120,304

Matteo Arduini (2)	30%	100%	200%	46%	$127,159

Wolfgang Dangel (3)	70%	100%	200%	70%	$413,000

Rajasekhar Menon (4)	50%	100%	200%	50%	$193,000

(1)	Mr. Matosevic’s award was prorated since he assumed the role of President and CEO on June 1, 2020.

(2)	Mr. Arduini’s annual incentive award was paid in Euros and converted to U.S. dollars using an average exchange rate for 2020 of $1.139184/Euro

(3)

Mr. Dangel stepped down as CEO and separated from the Company effective April 5, 2020 and under the terms of his Separation Agreement, the Company paid him a lump-sum cash payment of $413,000, representing his short-term incentive bonus paid at target, which was less than he would have received based on actual performance.

(4)

Mr. Menon resigned effective Sept. 25, 2020 and under the terms of his Separation Agreement, the Company paid him a lump-sum cash payment of $193,000, representing his short-term incentive bonus paid at target, which was less than he would have received based on actual performance.

[4]	Mr. Menon did not receive a 2020 incentive cash bonus under the STI plan. He was paid the value of his target bonus pursuant to the terms of his Separation Agreement as discussed below.

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Executive Compensation

Special one-time cash awards. Due to their extraordinary efforts during 2020 to manage through the COVID-19 global pandemic, CEO transition, and significant acquisition of Balboa Water Group, the Compensation Committee awarded special one-time discretionary awards to Ms. Fulton ($66,093), Ms. Nealis ($66,093) and Ms. McPeak ($50,750). Also, Mr. Matosevic received a one-time cash sign-on bonus of $42,644 intended to offset the cost of temporary housing expenses for a period of six months under the terms of his offer of employment.

Long-Term Incentives

We use equity awards as long-term incentives for executive officers and other key managers. The Committee determined that the long-term compensation program would be related to Company performance but, historically, it did not move automatically in lockstep with such performance. To better align with long-term value creation and the Company’s Vision 2025, in 2020, the Committee reintroduced stock options, which make up 25% of the equity awards, along with 25% time-based restricted stock units and 50% performance-based restricted stock units. The purpose of the new plan is to attract, retain, and motivate executives, consistent with the Company’s long-term strategy, and to align more fully the interests of executives with those of shareholders by giving them a personal interest in the value of the Company’s Common Stock over the long term. Stock options vest pro rata over three years and have a 10-year term. The time-based restricted stock awards vest pro rata over three years and the performance-based restricted stock units vest in full after three years based on meeting certain performance goals. All time-based and performance-based restricted stock units are settled in Company common stock.

Mr. Menon forfeited all equity received under the 2020 annual equity award when he resigned from the Company effective Sept. 25, 2020, and Mr. Dangel forfeited all equity received under the 2020 annual equity award when he stepped down as CEO and separated from the Company effective April 5, 2020. LTI awards will be forfeited if a recipient violates applicable non-solicitation or non-competition agreements.

In setting LTI award levels as a percentage of base salary, the Committee considered the results of Mercer’s competitive market analysis in an effort to better align executives’ award levels with the median of peer company award levels. For 2020, our NEOs were awarded the following:

Executive	Target as a % of Base Salary	Number of Time-based Restricted Stock Units Awarded	Number of Performance-based Restricted Stock Units Awarded	Number of Stock Options Awarded

Josef Matosevic (1)	175%	5,127	10,255	5,127

Tricia Fulton	106%	3,239	6,478	3,239

Melanie Nealis	106%	2,657	5,314	2,657

Jinger McPeak	64%	1,377	2,755	1,377

Matteo Arduini	64%	1,311	2,623	1,311

Wolfgang Dangel (2)	159%	6,958	13,915	6,958

Rajasekhar Menon (3)	90%	2,579	5,159	2,579

(1)

Mr. Matosevic was hired on June 1, 2020. His 2020 awards were pro-rated for the partial year. Additionally, the number of time-based awards included in the table above, does not include the 17,500 units issued for his sign on bonus.

(2)	Mr. Dangel forfeited all equity received under the 2020 annual equity award when he stepped down as CEO and separated from the Company effective April 5, 2020.

(3)	Mr. Menon forfeited all equity received under the 2020 annual equity award when he resigned from the Company effective Sept. 25, 2020.

Performance-Based Restricted Stock Units. Half of the 2020 equity awards were in the form of performance-based restricted stock units that vest in full after three years based on performance against threshold, target and maximum levels achieved over a three-year performance period. Provided minimum threshold performance is met with respect to each performance metric, payout for that metric may be from 0% to 200% of the performance-based restricted stock units allocated to that metric. For 2020, the measures for corporate executives were adjusted EBITDA margin (40%), adjusted EPS (40%) and revenue compound annual growth rate (CAGR) (20%). Adjusted EBITDA margin and adjusted earnings per share are driven by revenue growth, partially offset by items such as freight, seasonality, foreign currency exchange, one-time operational items, and the impact of acquisitions. Helios believes that adjusted EBITDA margin and adjusted EPS, which are non-GAAP measures, are good measures of the Company’s operating performance. For Matteo Arduini and Jinger McPeak who are employed within a subsidiary, LTI measures are tied to the same metrics but for subsidiary level performance.

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Executive Compensation

Given the impact of the COVID-19 pandemic on the economy and the Company, which negatively affected the ability of our officers to realistically achieve awards under the 2019-2021 LTI, the Compensation Committee adjusted certain targets. The Committee determined that the adjustments were appropriate to maintain a LTI program that aligns pay for performance with the Company’s desire to attract and retain top talent, as well as the Company’s migration to market-based compensation at the 50th percentile over time.

In February 2020, the Committee reviewed our actual results for 2019 against the 2019 long-term incentive plan targets established at the beginning of the three-year performance period during Q1 of 2019 and covering the performance period of 2019-2021. The Committee determined that the performance levels that had been established at the beginning of the year were based on the then-current business environment (without consideration of unknown extraordinary events such as the tariffs imposed by China) and our internal projections were no longer reasonably attainable, and as such the plan would likely result in little to no payout to plan participants. As a result, the Committee determined that the plan would not effectively serve its goal of incentivizing the performance and retention of our executive officers and other plan participants. In light of these findings, and after reviewing our 2020 forecast and projections for 2021 performance, the Committee decided to adjust the underlying performance levels for each of the three measures. The Committee retained the structure and weighting of each metric as originally designed. In making these adjustments, the Committee wanted to ensure that the 2019 LTI plan continued to incentivize our executive officers and other participating employees. The Committee believes that the adjusted target levels remain difficult to achieve and would continue to encourage dedicated corporate and individual performance.

In January 2021, the Compensation Committee assessed the impact of the pandemic on the LTI plan awards for the 2019-2021 and 2020-2022 performance periods. In part to address the challenges presented by Covid-19 and to continue to incentivize and retain the executive team, after considering various alternatives, the Compensation Committee decided to adjust the LTI plan targets for the 2019-2021 and 2020-2022 performance periods. In making this decision, the Compensation Committee considered that these awards would not be effective to motivate and retain our executives without adjustment. The Compensation Committee adjusted the targets for the 2019-2021 and 2020-2022 performance periods to raise the target revenue CAGR and adjusted EPS metrics and lower the EBITDA metric. The revised revenue CAGR, adjusted EPS, and adjusted EBITDA margin include the forecasted results of our 2020 acquisition of Balboa Water Group. In revising the targets, the Committee also considered the investments into the business that would be needed that will impact the EBITDA margins.

Time-based Restricted Stock Units. In 2020, 25% of the LTI was awarded in time-based restricted stock units that vest one-third each year over three years. The Committee determined that this form of long-term compensation, tied to value creation for the Company, aligns the interests of officers with those of shareholders. The objectives of the program are to reward officers for long-term performance, encourage retention, and promote equity ownership in the Company.

Stock Options. In 2020, the Company reintroduced stock options, which make up 25% of the equity awards. The stock option awards will vest pro rata over three years and have a 10-year term. Exercise price is equal to the fair market value of the Company’s stock on the date of grant.

Special Retention Awards. In April 2020, the Board granted special restricted stock unit awards designed to retain executives throughout the CEO leadership transition. Mr. Arduini, Ms. McPeak, Ms. Nealis and Mr. Menon each received an award of 5,418 restricted stock units with an equivalent value of $175,000. Ms. Fulton received an award of 7,740 restricted stock units with an equivalent value of $250,000 to compensate her for serving as interim President and Chief Executive Officer. Award values were calculated based on the closing price on April 27, 2020, and each award will fully vest in 24 months provided the executive remains with the Company through April 26, 2022. The Board granted the awards to ensure stability in the leadership team in the wake of an unexpected CEO departure. Separately, Mr. Menon resigned from the Company effective September 25, 2020. According to his Separation Agreement, the 5,418 special retention restricted stock units awarded to Mr. Menon in April 2020 will vest one year from his date of separation.

CEO Sign-On Award. Mr. Matosevic received an award of 17,500 time-based restricted stock units, which will vest in one-third increments per year over a three-year time frame and were awarded on the first day of the quarter following June 1, 2020 under the terms of his employment agreement.

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Equity Awards Prior to 2020. The 2019 LTI plan consisted of 50% time-vested restricted stock units that vest pro rata over three years and 50% performance-based restricted stock units that vest in full after three years based on meeting certain performance goals. Prior to 2019, the principal element of our long-term compensation program was restricted shares. Historically, no specific weight was given to any specific criterion although leadership and performance were of particular importance. Equity awards prior to 2019 were primarily made under the Company’s 2011 Equity Incentive Plan (“2011 Equity Plan”), an omnibus plan designed to provide great flexibility in making a variety of equity or equity-based awards. These equity awards, as has been the case historically, were “time-based” so that, to earn the full award, the NEO must remain employed for three years. Until 2020, the Committee had not granted stock options since 2005.

Other Compensation

Retirement Plan. All U.S.-based employees of Helios Technologies, Inc. and Sun Hydraulics LLC, including executive officers, are eligible to participate in the Helios Technologies, Inc. 401(k) (the “Plan”). Under the tax-qualified Plan, employees are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the Plan on a before-tax basis. Based on years of service, we match 100% of up to the first 6% of pay that is contributed to the Plan. All employee contributions are fully vested upon contribution. Our matching contributions vest over a five-year period—20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. Ms. McPeak, who is employed by Enovation Controls, participates in the same 401(k) plan, but has a different match schedule applicable to employees of Enovation Controls. Based on employee contributions, the Enovation match schedule provides up to 4.5% of the employee’s pay as an employer match and vesting of the match is based on years of service from one to three years: 33% after one year, 67% after two years and 100% after three years.

Mr. Arduini, who is located in Italy, is eligible for certain retirement benefits under plans specific to Italian-based employees. Mr. Arduini is a participant in a state retirement pension plan. His employer, Faster S.r.l., contributes $27,953 per year for the benefit of Mr. Arduini’s retirement in the state plan. Additionally, Mr. Arduini is a participant in the Previndai, a supplemental pension plan. In this plan, Mr. Arduini contributes a portion of his salary into the plan and the Company makes a contribution in the amount of $8,202.12 per year. These amounts are paid in Euros and converted to U.S. dollars using an average exchange rate for 2020 of $1.139184/Euro. Under the terms of the Previndai, Mr. Arduini’s family members are also eligible to participate at their discretion. At retirement, Mr. Arduini will be able to access the Previndai funds in the form of an annuity, lump sum or combination of both while the state plan in the form of monthly payment.

Perquisites and Other Benefits. We provide only limited perquisites and other personal benefits. Senior management participates in our benefit plans on the same terms as other employees. These plans include medical and dental insurance, and group life insurance. Under our employee stock purchase plan (ESPP), approved by the shareholders in 2001, U.S. employees, including executive officers, may purchase shares of Company common stock at a discount of 15% from the market price on the first or last day of the quarterly purchase period, whichever is lower, on a tax-favored basis under Section 423 of the U.S. Internal Revenue Code.

Mr. Arduini, who is located in Italy, received $9,313 in a housing allowance and a company vehicle allowance in the amount of $20,038 in 2020, which are paid in Euros and converted to U.S. dollars using an average exchange rate for 2020 of $1.139184/Euro.

Because of the broad responsibilities given to employees and the encouragement of individual initiative, we have educational assistance policies for all employees, including executive officers.

Risks Arising from Compensation Policies and Practices

The Board has determined that its compensation policies and practices do not motivate imprudent risk-taking or encourage Company leaders to make decisions that might be beneficial in the short term at the expense of creating long-term Company value. The Company’s long-term compensation program, as described above, relies on general criteria that are not primarily focused on the achievement of short-term objectives but, rather, what is in the long-term best interest of the Company. The equity awards granted under the program are generally determined in the first quarter of the year. For 2020, awards were granted at a special meeting of the Compensation Committee convened on February 28, 2020.

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The Company’s compensation programs are designed with an appropriate balance of risk and reward so they will not encourage excessive or unnecessary risk-taking behavior. To assess compensation risk, the Compensation Committee reviewed the policies and practices of the Company and determined they do not create risks reasonably likely to have a material adverse effect on the Company. In conducting this review, the Committee noted the following risk-mitigating features of the compensation policies and practices:

•	Balance among short- and long-term incentives, cash and equity and fixed and variable pay
•	Multiple performance measures
•	Stock ownership and holding guidelines
•	Anti-hedging policy
•	Clawback policy
•	Limited change-in-control (CIC) benefits

Stock Ownership Guidelines

To better link management’s interests with those of shareholders, the Board of Directors has implemented stock ownership guidelines for the Company’s NEOs. The ownership guidelines specify a number of shares that Company executives must acquire and hold within five years of appointment as an executive officer.

In determining whether an executive has met the stock ownership guidelines, all shares and units (vested or unvested) held by him or her will be counted, including those held jointly or in common with a spouse or dependent children or held in his or her individual retirement account, or 401(k) plan or similar benefit plan. Each executive agrees to hold any equity awards or grants until the required level is met. Each of the Company’s NEOs had either satisfied the ownership guidelines or had time remaining to do so as of December 31, 2020, as set forth in the following table:

Executive	Ownership requirement as a multiple of salary

Josef Matosevic	5x

Tricia Fulton	3x

Melanie Nealis	2x

Jinger McPeak	2x

Matteo Arduini	2x

Hedging Policy

Our Confidentiality and Insider Trading Policy prohibits our directors, officers and employees and their designees from entering into hedging transactions or other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s securities. The policy also prohibits directors, officers and employees and their designees from selling company securities short, engaging in short-term trading, trading company securities on margin or pledging company securities as collateral for a loan.

Clawback Policy

The Company maintains a Clawback Policy that allows the Company to recover certain forms of compensation paid to executive officers in certain situations. The Policy applies to certain of the Company’s current and former executive officers, including all of the NEOs. The Board adopted this policy, which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws or from material misconduct or fraud. If the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, the Board will require reimbursement or forfeiture of any excess incentive compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement. If the Board determines that an NEO has committed any act of fraud or willful misconduct and the act of fraud or willful misconduct directly or indirectly caused a material adverse effect, the Board will require the executive who committed the act to forfeit or reimburse the Company for some or all (as determined by the Board) of the incentive compensation awarded to or received during the three years following the commission of the act.

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Employment Agreements and Change-in-Control Provisions

The Company typically does not enter into employment agreements with its executives. However, the Company has entered into employment arrangements with Mr. Matosevic to serve as President and Chief Executive Officer and, as customary in Italy, an employment agreement with Mr. Arduini in connection with his promotion to the role of General Manager and Managing Director of Faster (known internally as “President, QRC”). The Company also has entered into continuity and severance agreements with each of the NEOs to protect them from loss of income in the case of change of control and to provide protections for the company and the NEOs covering employment related issues as well as confidentiality.

Matosevic Offer of Employment

Josef Matosevic was appointed President and Chief Executive Officer of the Company and to the Board of Directors effective June 1, 2020. Pursuant to his offer of employment, as President and Chief Executive Officer, Mr. Matosevic is entitled to an annual base salary of $704,000. In addition, under the Company’s incentive plans, his STI target is 100% of his base salary and his LTI target is 175% of his base salary, with 25% allocated to nonqualified stock options, 25% allocated to time-based restricted stock units, and 50% allocated to performance-based restricted stock units. For the fiscal year 2020, all of the above compensation elements, with the exception of the performance-based restricted stock unit component of the LTI award, were fully guaranteed and prorated based on his June 1, 2020 date of appointment. Additionally, Mr. Matosevic was entitled to a one-time cash sign-on bonus of $42,644 and 17,500 time-based restricted stock units, which will vest in one-third increments per year over a three-year time frame and were awarded on the first day of the quarter following June 1, 2020. Mr. Matosevic’s cash sign-on award was intended to offset the cost of temporary housing expenses for a period of six months. Mr. Matosevic is eligible to participate in the standard health, welfare and retirement benefit plans that are applicable to employees of the Company. Mr. Matosevic is not entitled to any compensation for his service as a director on the Company’s Board.

In connection with Mr. Matosevic’s appointment, he entered into the Company’s standard form Indemnification Agreement and Continuity Agreement and Executive Officer Severance Agreement. His Severance Agreement is similar to the Severance Agreements discussed below, however, Mr. Matosevic is entitled to a continuation of his annual base salary for 18 months, a payment equal to 150% of the target value at the time of grant of his current year STI award, and continuing medical benefits for Mr. Matosevic and his family for 12 months. To receive the payment and benefits under his Severance Agreement, Mr. Matosevic must, among other things, execute a customary release and comply with customary restrictive covenants set forth in his agreements with the Company. Further, Mr. Matosevic also entered into certain restrictive covenants consistent with the Company’s standard form that are contained in the Restricted Stock Unit and Stock Option Agreement.

Arduini Employment Agreement

The Company entered into an employment agreement with Mr. Arduini effective January 1, 2019 in connection with his promotion to the role of General Manager and Managing Director of Faster (known internally as “President, QRC”). Mr. Arduini’s employment agreement sets forth an annual gross base salary, target cash bonus (short-term incentive or “STI”), and participation in the Helios Long-Term Incentive (LTI) Plan. Mr. Arduini’s employment agreement also provides for an annual amount as consideration for entering into the non-competition agreement, as required by Italian law for the enforcement of certain restrictive covenants. The amount is included in his base salary. Mr. Arduini’s employment agreement was amended in 2020 and 2021 to reflect increases in his compensation package. For 2020, Mr. Arduini’s base salary was increased to Euro 242,000 ($278,000 USD), his target STI percentage was 30% of his base salary, and the total value of his LTI was 75% of his base salary (approximately $174,000). Mr. Arduini’s 2020 LTI award consisted of 25% stock options, 25% time-based RSUs, and 50% performance based RSUs. Mr. Arduini has an opportunity to earn up to 200% of his target STI award and up to 200% of the portion of his LTI award that consists of performance based RSUs for exceptional achievement of predetermined metrics. In addition, Mr. Arduini received $9,313 per year in a housing allowance and a company vehicle allowance in the amount of $20,038, which are paid in Euros and converted to U.S. dollars using an average exchange rate for 2020 of $1.139184/Euro.

Executive Officer Continuity Agreement

The Company has entered into Executive Officer Continuity Agreements (“Continuity Agreements”) with each of the Company’s NEOs: Josef Matosevic, Tricia Fulton, Matteo Arduini, Jinger McPeak, and Melanie Nealis. The Continuity Agreements provide for certain benefits to be paid to the executive in connection with a termination of employment that takes place in connection with a “Change of Control” (as defined in the Continuity Agreements). The Continuity Agreements supersede and replace any prior agreements.

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The Continuity Agreements provide that on termination of the executive’s employment or other triggering event during the two-year period immediately following, or within 90 days prior to, a change in control, as defined in the Continuity Agreements, he or she is entitled to a lump-sum payment equal to twice the amount of his or her annual salary, plus the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical benefits, at the Company’s expense, for the executive and his or her family, for a period of 24 months. The executive also is entitled to immediate vesting of, and an extended period following termination, to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares of restricted stock. To receive the payment and benefits under the Continuity Agreement, the executive must execute a general release and comply with the restrictive covenants set forth in his or her other agreements with the Company during the 24-month period following termination of employment.

Executive Officer Severance Agreement

On June 14, 2019, the Company entered into Executive Officer Severance Agreements (“Severance Agreements”) with Wolfgang Dangel, Tricia Fulton, Matteo Arduini, Jinger McPeak, Melanie Nealis and Rajasekhar Menon. The Severance Agreements provide for certain benefits to be paid to the executive in connection with a termination of employment that does not occur in connection with a change in ownership or control of the Company. Mr. Arduini is based in Italy and his Italian employment contract would supersede the Severance Agreement where the provisions are more favorable. Mr. Dangel’s and Mr. Menon’s severance agreements were superseded and replaced by the Dangel Separation Agreement and Menon Separation Agreement, respectively, as discussed below.

The Severance Agreements provide that on an “Involuntary Termination of Employment” (as defined in the Severance Agreement), the executive is entitled to a continuation of his or her annual base salary for 12 months, a payment equal to the target value at the time of grant of the executive’s current year short-term compensation award, and continuing medical benefits, at Company expense, for the executive and his or her family for a period of 12 months. To receive the payment and benefits under the Severance Agreement, the executive must comply with a number of conditions including, executing a general release and complying with the restrictive covenants set forth in his or her agreement(s) with the Company for a period of 12 months following termination of employment.

Mr. Arduini is entitled to certain additional severance components pursuant to his employment contract and Italian law in the event of an Involuntary Termination. In the event a benefit is higher under Italian law that provided for under his Severance Agreement, Italian law will govern with the higher term. Based on the events and reasons for the termination, Mr. Arduini may receive, based on his current seniority with the Company, 6 months of notice period compensation plus up to 8 months of supplemental indemnity, the average amount of his short-term incentive award (based on the last three years), an amount, for the duration of his notice period for continued coverage on his health and welfare plans, his car and housing allowances, and contributions to his pension schemes. In addition, Mr. Arduini will receive consideration for the value of his non-competition clause (the difference between 50% of his annual salary for three years less payments already made).

Dangel Separation Agreement

On April 5, 2020, the Company entered into a Separation Agreement (the “Dangel Separation Agreement”) with Mr. Dangel that superseded and replaced any prior compensation and employment agreements between the Company and Mr. Dangel. Under the terms of the Separation Agreement, the Company paid Mr. Dangel the same compensation to which he was entitled under his Severance Agreement, which included a lump-sum cash payment of $413,000, representing Mr. Dangel’s short-term incentive bonus paid at target. In lieu of continuing medical and healthcare benefits initially provided under his Severance Agreement, Mr. Dangel received a cash amount equal to $73,048 that included reimbursement for the cost of his German health insurance and the cost of U.S. health insurance under COBRA for a period of 12 months. Additionally, Mr. Dangel is entitled to the continuation of his annual base salary ($590,000) for a period of 12 months from the date of termination. Mr. Dangel is subject to confidentiality restrictions and restrictive covenants under previously executed equity award and other agreements for a 12-month period.

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Executive Compensation

Menon Separation Agreement

On September 9, 2020, the Company entered into a Separation Agreement (the “Menon Separation Agreement”) with Mr. Menon that superseded and replaced any prior compensation and employment agreements between the Company and Mr. Menon. Under the terms of the Separation Agreement, the Company paid Mr. Menon the same compensation to which he was entitled under his Severance Agreement, which included a lump-sum cash payment of $193,000, representing Mr. Menon’s short-term incentive bonus paid at target. In lieu of continuing medical and healthcare benefits initially provided under his Severance Agreement, Mr. Menon received a cash amount equal to $24,169 that included reimbursement for the cost of health insurance under COBRA for a period of 12 months. Additionally, Mr. Menon was entitled to the continuation of his annual base salary ($386,000) for a period of 12 months from the date of termination. Mr. Menon is subject to confidentiality restrictions and restrictive covenants under previously executed equity award and other agreements for a 12-month period. Also, the 5,418 special recognition restricted stock units awarded to Mr. Menon in April 2020 will vest one year from his September 25, 2020 date of separation.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s principal executive officer, principal financial officer and its next three most highly compensated executive officers in the year that the compensation is paid). Prior to the adoption of the Tax Cuts and Jobs Act (the “Tax Reform”), this limitation applied only to compensation that was not considered performance-based under the Section 162(m) rules. The Tax Reform repealed this exception for performance-based compensation. We generally structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) when we believe such payments are appropriate, after taking into consideration changing business conditions or the officer’s performance. However, nondeductible compensation in excess of this limitation may be paid.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Douglas M. Britt, Chair

Marc Bertoneche

Alexander Schuetz

Gregory C. Yadley

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Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers serving as such for the fiscal years ended January 2, 2021, December 28, 2019, and December 29, 2018. When setting total compensation for each of the named executive officers, the Compensation Committee reviews the executive’s current compensation, including equity and non-equity-based compensation, compensation history, performance and other information it deems relevant.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

Josef Matosevic(3)	2020	406,154	—	1,124,819	63,729	583,147	49,651	2,227,500
President and
Chief Executive Officer

Tricia Fulton	2020	405,662	66,093	652,622	41,490	351,024	17,100	1,533,991
Chief Financial Officer	2019	397,116	—	390,956	—	144,000	16,800	948,872
	2018	322,817	5,448	710,292	—	—	34,301	1,072,858

Melanie Nealis	2020	332,800	66,093	505,238	34,034	191,984	7,446	1,137,595
Chief Legal and Compliance	2019	318,654	—	311,780	—	76,560	—	706,994
Officer and Secretary	2018	147,846	102,039	311,700	—	—	—	561,585

Jinger McPeak	2020	278,041	50,750	341,749	17,638	120,304	12,600	821,082
President,	2019	260,286	—	129,498	—	58,156	12,600	460,540
Electronic Controls	2018	240,663	93,406	134,525	—	—	13,658	482,252

Matteo Arduini	2020	271,419	—	333,595	16,793	127,159	85,676	834,642
President, QRC	2019	246,338	—	123,629	—	37,950	51,026	458,943
	2018	217,787	41,341	—	—	—	25,571	284,699

Wolfgang Dangel (4)	2020	161,115	—	860,938	89,128	—	1,076,869	2,188,050
(Former) President and	2019	545,402	—	640,411	—	196,560	35,053	1,417,426
Chief Executive Officer	2018	529,856	8,425	968,580	—	—	32,246	1,539,107

Rajasekhar Menon (5)	2020	278,692	—	489,995	33,035	—	698,503	1,500,225
President, CVT	2019	261,154	106,610	292,083	—	54,688	97,195	811,730

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(1)

The dollar values shown represent the grant date fair values for restricted stock awards and options calculated in accordance with ASC Topic 718. Also included is the incremental expense incurred for the modification of the performance based goals associated with the 2019 grant. A portion of the stock awards are subject to performance-based vesting criteria. Reported values are based on the probable outcome of the performance conditions as of the grant date. The values of the awards at the grant date, and incremental expense incurred on modification of 2019 grants, assuming that the highest level of performance conditions will be achieved, are as follows:

	Year	Stock Awards, Assuming Highest Level of Performance Conditions are Achieved ($)

Josef Matosevic	2020	1,473,079

Tricia Fulton	2020	918,778

Melanie Nealis	2020	723,215

Jinger McPeak	2020	453,476

Matteo Arduini	2020	439,981

Wolfgang Dangel	2020	1,424,703

Rajasekhar Menon	2020	698,875

(2)	2018 amounts include dividends received on unvested restricted stock shares. Those amounts have been excluded for 2019 and 2020 reporting. All Other Compensation amounts for 2020 are as follows:

Name	Year	Perquisites and Other Personal Benefits ($)		Company Contributions to Retirement and 401(k) Plans ($)	Severance Payments / Accruals ($)	Total ($)

Josef Matosevic	2020	42,644	(a)	7,007	—	49,651

Tricia Fulton	2020	—		17,100	—	17,100

Melanie Nealis	2020	—		7,446	—	7,446

Jinger McPeak	2020	—		12,600	—	12,600

Matteo Arduini	2020	49,521	(b)	36,155	—	85,676

Wolfgang Dangel	2020	—		4,782	1,072,087	1,076,869

Rajasekhar Menon	2020	94,325	(a)	1,751	602,427	698,503

(a)	Represents one-time relocation bonus.

(b)	Represents car and housing allowances and amounts contributed to employee’s Trattamento di Fine Rapporto (TFR) (Italian statutory severance plan).

(3)	Josef Matosevic joined the Company in June 2020.

(4)	Wolfgang Dangel separated from the company in April 2020. Stock and option awards were forfeited upon termination.

(5)	Raj Menon separated from the Company in September 2020. Stock options and awards were forfeited upon termination, except $171,100 per the terms of the separation agreement.

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GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Josef Matosevic	July 1, 2020	(4)	—	—	—	5,127	15,382	25,637	17,500	(9)	5,127	35.04	1,188,548
	July 1, 2020	(4)	—	410,667	821,333	—	—	—	—		—	—	—
Tricia Fulton	February 28, 2020		—	—	—	3,239	9,717	16,195	7,740	(10)	3,239	39.75	662,938
	February 28, 2020		—	247,200	494,400	—	—	—	—		—	—	—
	February 22, 2019	(5)	—	—	—	—	—	—	—		—	—	31,174
Melanie Nealis	February 28, 2020		—	—	—	2,657	7,971	13,285	5,418	(10)	2,657	39.75	514,410
	February 28, 2020		—	135,200	270,400	—	—	—	—		—	—	—
	February 22, 2019	(5)	—	—	—	—	—	—	—		—	—	24,862
Jinger McPeak	February 28, 2020		—	—	—	1,377	4,132	6,887	5,418	(10)	1,377	39.75	349,060
	February 28, 2020		—	116,800	233,600	—	—	—	—		—	—	—
	February 22, 2019	(5)	—	—	—	—	—	—	—		—	—	10,327
Matteo Arduini	February 28, 2020		—	—	—	1,311	3,934	6,557	5,418	(10)	1,311	39.75	340,533
	February 28, 2020		—	83,400	166,800	—	—	—	—		—	—	—
	February 22, 2019	(5)	—	—	—	—	—	—	—		—	—	9,855
Wolfgang Dangel	February 28, 2020	(6)	—	—	—	6,985	20,873	34,788	—		6,958	39.75	899,000
	February 28, 2020	(7)	—	413,000	826,000	—	—	—	—		—	—	—
	February 22, 2019	(5)	—	—	—	—	—	—	—		—	—	51,066
Rajasekhar Menon	February 28, 2020	(8)	—	—	—	2,579	7,738	12,897	5,418	(10)	2,579	39.75	504,370
	February 28, 2020	(7)	—	193,000	386,000	—	—	—	—		—	—	—
	April 1, 2019	(5)	—	—	—	—	—	—	—		—	—	18,660

(1)	There are no thresholds for the awards.

(2)	Represents the number of restricted stock units granted under the 2019 Equity Incentive Plan. Dividends were not paid on the restricted stock units.

(3)	Grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(4)	Committee action date of May 12, 2020.

(5)	Represents the incremental expense incurred for the modification of the performance based goals associated with the 2019 grant.

(6)	Stock and option awards were forfeited upon termination in accordance with the terms of the separation agreement.

(7)	Amount was paid at target in accordance with the terms of the separation agreement.

(8)	Stock options and awards were forfeited upon termination, except 5,418 special retention shares, in accordance with the terms of the separation agreement.

(9)	Restricted units were granted as a one-time sign on equity award.

(10)	Restricted units were granted under the Special Retention Restricted Stock Unit Agreements dated April 27, 2020.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Josef Matosevic	—	5,127	$35.04	7/1/2030	22,627	(1)	1,205,793	10,255	(1)	546,489

Tricia Fulton	—	3,239	$39.75	2/28/2030	18,821	(2)	1,002,971	11,640	(2)	620,296

Melanie Nealis	—	2,657	$39.75	2/28/2030	12,820	(3)	683,178	9,431	(3)	502,578

Jinger McPeak	—	1,377	$39.75	2/28/2030	8,769	(4)	467,300	4,465	(4)	237,940

Matteo Arduini	—	1,311	$39.75	2/28/2030	7,818	(5)	416,621	4,255	(5)	226,749

Wolfgang Dangel	—	—	—	—	—		—	—		—

Rajasekhar Menon	—	—	—	—	5,418	(6)	288,725	—		—

(1)

Unvested earned awards represent restricted stock that will vest as follows: 7,542 on July 1, 2021, 7,542 on July 1, 2022 and 7,543 on July 1, 2023. Unvested unearned awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 200% of 10,255 shares on December 31, 2022.

(2)

Unvested earned awards represent restricted stock that will vest as follows: 1,721 on February 22, 2021, 1,079 on February 28, 2021, 4,400 on March 6, 2021, 1,721 on February 22, 2022, 1,080 on February 28, 2022, 7,740 on April 27, 2022, and 1,080 on February 28, 2023. Unvested unearned awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 150% of 5,162 shares on January 1, 2022 and up to 200% of 6,478 shares on December 31, 2022.

(3)

Unvested earned awards represent restricted stock that will vest as follows: 1,372 on February 22, 2021, 885 on February 28, 2021, 2,000 on July 9, 2021, 1,373 on February 22, 2022, 886 on February 28, 2022, 5,418 on April 27, 2022 and 886 on February 28, 2023. Unvested unearned awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 150% of 4,117 shares on January 1, 2022 and up to 200% of 5,314 shares on December 31, 2022.

(4)

Unvested earned awards represent restricted stock that will vest as follows: 570 on February 22, 2021, 459 on February 28, 2021, 834 on March 6, 2021, 570 on February 22, 2022, 459 on February 28, 2022, 5,418 on April 27, 2022 and 459 on February 28, 2023. Unvested unearned awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 150% of 1,710 shares on January 1, 2022 and up to 200% of 2,755 shares on December 31, 2022.

(5)

Unvested earned awards represent restricted stock that will vest as follows: 544 on February 22, 2021, 437 on February 28, 2021, 545 on February 22, 2022, 437 on February 28, 2022, 5,418 on April 27, 2022 and 437 on February 28, 2023. Unvested unearned awards represent restricted units that are contingent upon the achievement of pre-established performance metrics and vest as follows: up to 150% of 1,632 shares on January 1, 2022 and up to 200% of 2,623 shares on December 31, 2022.

(6)	Awards represent restricted stock that will vest on September 25, 2021; one year from the former executive’s separation date as stated in the separation agreement.

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Executive Compensation

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Josef Matosevic	—	—	—	—

Tricia Fulton	—	—	10,121	417,860

Melanie Nealis	—	—	3,373	124,699

Jinger McPeak	—	—	2,153	89,020

Matteo Arduini	—	—	545	22,792

Wolfgang Dangel	—	—	12,819	529,571

Rajasekhar Menon	—	—	1,031	35,570

Pension Benefits

The Company does not maintain a pension plan for any of its U.S.-based executive officers, other than its 401(k) Plans. Through December 31, 2018, the Sun Hydraulics Corporation 401(k) Plan contained an employee stock ownership plan (ESOP) feature. Effective January 1, 2019, the ESOP feature was replaced by the inclusion of Company common stock as an investment option under the 401(k) Plan (and the plan was renamed to the Helios Technologies 401(k) Plan).

As described above, Mr. Arduini is a participant in both a state and supplemental pension schemes consistent with Italian law. The Company contributes to both pension schemes on behalf of Mr. Arduini.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation program.

Employment Agreements

During 2020, the Company entered into two agreements with former NEOs as summarized below.

Dangel Separation Agreement

On April 5, 2020, the Company entered into a Separation Agreement (the “Dangel Separation Agreement”) with Mr. Dangel that superseded and replaced any prior compensation and employment agreements between the Company and Mr. Dangel. Under the terms of the Separation Agreement, the Company paid Mr. Dangel the same compensation to which he was entitled under his Severance Agreement, which included a lump-sum cash payment of $413,000, representing Mr. Dangel’s short-term incentive bonus paid at target. In lieu of continuing medical and healthcare benefits initially provided under his Severance Agreement, Mr. Dangel received a cash amount equal to $73,048 that included reimbursement for the cost of his German health insurance and the cost of U.S. health insurance under COBRA for a period of 12 months. Additionally, Mr. Dangel is entitled to the continuation of his annual base salary ($590,000) for a period of 12 months from the date of termination. Mr. Dangel is subject to confidentiality restrictions and restrictive covenants under previously executed equity award and other agreements for a 12-month period.

Menon Separation Agreement

On September 9, 2020, the Company entered into a Separation Agreement (the “Menon Separation Agreement”) with Mr. Menon that superseded and replaced any prior compensation and employment agreements between the Company and Mr. Menon. Under the terms of the Separation Agreement, the Company paid Mr. Menon the same compensation to which he was entitled under his Severance Agreement, which included a lump-sum cash payment of $193,000, representing Mr. Menon’s short-term incentive bonus paid at target. In lieu of continuing medical and healthcare benefits initially

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Executive Compensation

provided under his Severance Agreement, Mr. Menon received a cash amount equal to $24,169 that included reimbursement for the cost of health insurance under COBRA for a period of 12 months. Additionally, Mr. Menon was entitled to the continuation of his annual base salary ($386,000) for a period of 12 months from the date of termination. Mr. Menon is subject to confidentiality restrictions and restrictive covenants under previously executed equity award and other agreements for a 12-month period. Also, the 5,418 special recognition restricted stock units awarded to Mr. Menon in April 2020 will vest one year from his September 25, 2020 date of separation.

Potential Payments Upon Termination or Change of Control

On June 14, 2019, the Board approved the Continuity Agreement for all of its executive officers. The Continuity Agreement provides that upon termination of the executive’s employment or other triggering event during the two-year period immediately following, or within 90 days prior to, a change in control, as defined in the Continuity Agreement, he or she is entitled to a lump-sum payment equal to twice the amount of his or her annual salary, plus the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical, dental, life, disability and hospitalization benefits, at the Company’s expense, for the executive and his or her family, for a period of 24 months. The executive also is entitled to immediate vesting of and an extended period following termination in which to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares of restricted stock. To receive the payment and benefits under the Continuity Agreement, the executive must execute a general release and comply with the restrictive covenants set forth in his or her other agreements with the Company during the 24-month period following termination of employment.

Additionally, on June 14, 2019, the Compensation Committee adopted, and the Board endorsed, a form of Severance Agreement to be entered into with each of the Company’s executive officers. The Severance Agreement provides for certain benefits to be paid to the executive in connection with a termination of employment that does not occur in connection with a change in ownership or control of the Company. The Severance Agreement provides that upon an “Involuntary Termination of Employment” (as defined in the Severance Agreement), he or she is entitled to a continuation of his or her annual base salary for 12 months, a payment equal to the cash value at the time of grant of the executive’s current year short-term compensation award, and continuing medical, dental, life, disability and hospitalization benefits, at Company expense, for the executive and his or her family for a period of 12 months. To receive the payment and benefits under the Severance Agreement, the executive must comply with a number of conditions including, executing a general release and complying with the restrictive covenants set forth in his or her agreements with the Company for a period of 12 months following termination of employment.

Mr. Dangel’s Continuity Agreement and Severance Agreement were superseded and replaced in their entirety by the Dangel Separation Agreement on April 5, 2020. Mr. Menon’s Continuity Agreement and Severance Agreement were superseded and replaced in their entirety by the Menon Separation Agreement on Sept. 25, 2020.

Mr. Arduini is entitled to certain additional severance components pursuant to his employment contract and Italian law in the event of an Involuntary Termination. In the event a benefit is higher under Italian law that provided for under his Severance Agreement, Italian law will govern with the higher term. Based on the events and reasons for the termination, Mr. Arduini may receive, based on his current seniority with the Company, 6 months of notice period compensation plus up to 8 months of supplemental indemnity, the average amount of his short-term incentive award (based on the last three years), an amount, for the duration of his notice period for continued coverage on his health and welfare plans, his car and housing allowances, and contributions to his pension schemes. In addition, Mr. Arduini will receive consideration for the value of his non-competition clause (the difference between 50% of his annual salary for three years less payments already made).

Mr. Matosevic’s entered into the Company’s standard form Continuity Agreement on the Effective Date. In addition, the Company and Mr. Matosevic entered into an executive officer severance agreement on the Effective Date. Mr. Matosevic’s severance agreement is similar to the Severance Agreements discussed above, however, Mr. Matosevic is entitled to a continuation of his annual base salary for 18 months, a payment equal to 150% of the target value at the time of grant of his current year STI award, and continuing medical benefits, at Company expense, for Mr. Matosevic and his family for a period of 12 months. To receive the payment and benefits under his severance agreement, Mr. Matosevic must, among other things, execute a customary release and comply with customary restrictive covenants set forth in his agreements with the Company.

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Executive Compensation

The following table shows the potential payments upon termination following a change of control, as if termination had occurred on January 2, 2021:

	Salary ($)	STI ($)	Accelerated Restricted Stock Vesting ($)	Accelerated Stock Option Vesting ($)(1)	Welfare Benefits ($)	Other Benefits ($)		Total ($)

Josef Matosevic	1,408,000	1,408,000	1,752,282	93,568	50,031	—		4,711,881

Tricia Fulton	824,000	494,400	1,623,267	43,856	27,812	—		3,013,335

Melanie Nealis	676,000	270,400	1,185,756	35,976	52,671	—		2,220,803

Jinger McPeak	584,000	233,600	705,240	18,645	13,888	—		1,555,373

Matteo Arduini	556,000	166,800	643,370	17,751	15,222	194,960	(2)	1,594,103

(1)	Amounts assume all unvested options vest and in the money options are transacted immediately upon termination.

(2)	Amount relates to car and housing allowances of $7,337 required under Italian statutory regulations, $18,078 pension contributions, and $169,545 of consideration for non-competition obligations.

The following table shows the potential payments following an involuntary termination, as if termination had occurred on January 2, 2021:

	Salary ($)	STI ($)	Welfare Benefits ($)	Other Benefits ($) (1)	Total ($)

Josef Matosevic	1,056,000	1,056,000	25,016	—	2,137,016

Tricia Fulton	412,000	247,200	13,906	—	673,106

Melanie Nealis	338,000	135,200	26,336	—	499,536

Jinger McPeak	292,000	116,800	6,944	—	415,744

Matteo Arduini	258,257	83,400	7,611	194,960	544,228

(1)	Amount relates to car and housing allowances of $7,337 required under Italian statutory regulations, $18,078 pension contributions, and $169,545 of consideration for non-competition obligations.

CEO to Median Employee Pay Ratio

As required under and calculated in accordance with Item 402(u) of Regulation S-K, we have determined a reasonable estimate of the ratio of the annualized total compensation of our three CEOs during 2020 (our former President and Chief Executive Officer Wolfgang Dangel, our former Interim President and CEO Tricia Fulton and our President and CEO Josef Matosevic) to the median of the annual total compensation of all employees excluding the CEOs was 71:1. This ratio was calculated as described below using the median of annual total compensation of all employees, other than the CEOs of $41,639, and the annualized total compensation of the CEOs of $2,972,281. Compensation for the CEOs was based on amounts earned during the periods they served in the role.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

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The median employee used in our 2020 pay ratio calculation is the same employee we used for the 2019 fiscal year pay ratio disclosure. The annual total compensation for this employee has been updated to reflect 2020 compensation. We calculated total compensation for 2020 for this employee using the same methodology used for the CEOs in the Summary Compensation Table. We determined that during fiscal year 2020 there had been no changes in our employee population or employee compensation arrangements that would result in significant change to our pay ratio disclosure. Therefore, we are permitted to identify this employee only once every three years. For purposes of this 2020 disclosure, we used December 28, 2019 (the same date as the prior year), as the date used to identify the Median Employee (the “Determination Date”).

On the Determination Date, the Company employed a total of 1,929 employees (including 1,070 employees based in the United States). The Company determined the Median Employee as of the Determination Date by identifying total compensation for the period beginning on December 29, 2018 and ending on December 28, 2019 for 1,875 employees who were employed by the Company on the Determination Date. This group of employees included all full- and part-time employees but excluded Mr. Dangel and 54 non-U.S. employees (consisting of 46 employees in India, seven employees in Brazil and one employee in Argentina), who were excluded under the de minimis exception, which allows exclusion of up to 5% of the total employee population. Balboa Water Group was acquired during the 2020 fiscal year. Approximately 80 employees of Balboa Water Group have been omitted from this analysis as permitted by Item 402(u) of Regulation S-K.

The group of employees used to determine the median employee does not include any independent contractors or “leased” workers. Further, we did not use any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. Total compensation used to determine the median employee included base wages, overtime, bonus payments, and the grant date fair value of restricted stock awards granted during the year. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after December 29, 2018. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates. Compensation paid in currencies other than U.S. dollars was converted to U.S. dollars based on average exchange rates for the 12-month period ending December 28, 2019. After identifying the median employee, we calculated the annual total compensation for 2020 for this employee using the same methodology used for the CEOs in the Summary Compensation Table.

2021 Proxy Statement | 57

DIRECTOR COMPENSATION

Since June 2012, the Company has used shares of its common stock as the sole compensation for members of its Board. Since 2015, each nonemployee Director is paid an annual retainer of 2,000 shares of Company common stock. The retainer for committee chairs is 1.5 times the regular Director rate and the Board Chair’s retainer is 2.25 times the regular Director rate. Each nonemployee Director also receives 250 shares for attendance at each Board meeting and each in-person committee meeting on which he or she serves. No additional compensation is paid for meetings that are held within one day of a Board meeting or for separate meetings of less than four hours. The shares of Company common stock are issued under the Sun Hydraulics Corporation 2012 Nonemployee Director Fees Plan (the “2012 Directors Plan”).

The Board believes that compensation of Directors entirely in Company common stock with a specified number of shares, rather than calculating the number based on a stated dollar amount, aligns the interests of Directors with those of the shareholders in the long-term growth and profitability of the Company. The Compensation Committee reviews the Director compensation program and adjusts compensation periodically so that it remains fair and competitive. As with executive compensation, industry data is used periodically as reference points. Directors also are reimbursed for their expenses incurred in connection with their attendance at such meetings. Directors who are employees of the Company do not receive any additional compensation for their service as Directors. Additionally, Directors are subject to Stock Ownership Guidelines where non-management members of the Board should own and hold shares with a value equal to two times (2x) the number of shares award to them annually as directors’ fees.

2020 Board Pay Decisions

Due to the challenges of the COVID-19 pandemic and to manage costs, at its April 2020 meeting, the Board approved a 20% reduction in director compensation for the August, October and December meetings. The Board also granted special assignment equity awards to four directors for various roles serving on the CEO selection committee in 2020: Laura Dempsey Brown, Kennon Guglielmo, Doug Britt and Philippe Lemaitre. Also, Mr. Lemaitre received an additional equity award for serving as the temporary Executive Chairman during the 2020 CEO transition.

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Marc Bertoneche	—	109,568	—	109,568

Douglas M. Britt (3)	—	182,413	—	182,413

Laura Dempsey Brown (4)	—	105,475	—	105,475

Cariappa (Cary) M. Chenanda	—	79,530	—	79,530

Kennon H. Guglielmo(4)	—	125,135	—	125,135

Christine L. Koski	—	30,038	—	30,038

Philippe Lemaitre (5)	—	294,276	—	294,276

Josef Matosevic (6)	—	—	—	—

Alexander Schuetz	—	172,235	—	172,235

Gregory C. Yadley	—	79,530	—	79,530

(1)

The stock awards represent aggregate grant date fair market value, based on the average of the high and low market price as of the date of grant. The common stock was issued during 2020 for their service as directors and for attendance at Board meetings. Please see the Security Ownership of Certain Beneficial Owners and Management schedule under Item 12 regarding the number of shares beneficially owned by each of the Directors.

(2)

We have a travel and reimbursement policy under which we reimburse the expenses of a director’s spouse for travel costs incurred in connection with business of the Board when appropriate. The cost to the Company for providing these perquisites was less than $10,000 for each Director.

(3)	Includes 700 special assignment equity awards for various roles serving on the CEO selection committee in 2020.

(4)	Includes 300 special assignment equity awards for various roles serving on the CEO selection committee in 2020.

(5)	Includes 1,800 special assignment equity awards for various roles serving on the CEO selection committee and serving as Executive Chairman in 2020.

(6)

Mr. Matosevic was appointed President and CEO of the Company as of June 1, 2020. Although he is a member of the Board, as President and CEO he does not receive any stock awards or other fees as a Director of the Company.

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Director Compensation

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of January 2, 2021. Information is included for both equity compensation plans approved by the Company’s shareholders and equity compensation plans not approved by the shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by shareholders	—	—	1,451,844

Equity compensation plans not approved by shareholders	—	—	—

Total	—	—	1,451,844

Equity compensation plans approved by the shareholders include the Employee Stock Purchase Plan, the 2019 Equity Incentive Plan and the 2012 Nonemployee Director Fees Plan.

The number of securities available for future issuance in column (c) as of January 2, 2021, were 363,458 shares under the Employee Stock Purchase Plan, 48,171 shares under the Sun Hydraulics Limited Share Incentive Plan, 968,666 shares under the 2019 Equity Incentive Plan, and 71,549 shares under the 2012 Nonemployee Director Fees Plan.

2021 Proxy Statement | 59

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee engaged Grant Thornton LLP (“Grant Thornton”) to report upon the financial statements of the Company for the years ended December 29, 2019 and January 2, 2021, and the effectiveness of the Company’s internal control over financial reporting as of December 28, 2019 and January 2, 2021, respectively. Those audited financial statements are provided in conjunction with the Company’s annual report to shareholders that has been provided to the shareholders along with this Proxy Statement.

Fees

The Company incurred the following fees to Grant Thornton LLP during fiscal years 2020 and 2019.

	2020	2019

Audit Fees:

Grant Thornton (principal auditor)	$1,505,520	$1,419,384

Other Auditors	—	—

Subtotal	1,505,520	1,419,384

Audit Related Fees	48,555	50,083

Tax Fees	41,305	53,500

All Other Fees	—	—

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements included in Form 10-K, reviews of the consolidated financial statements included in Forms 10-Q, and statutory audits of the Company’s wholly-owned subsidiaries for the fiscal years 2020 and 2019, respectively.

Audit Related Fees were incurred for employee benefit plan audit services.

The Audit Committee has not adopted any pre-approval policies and approves all engagements with the Company’s auditors prior to the performance of services by them.

A representative from Grant Thornton will be in attendance at the Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance.

The Audit Committee has appointed Grant Thornton to report upon the financial statements of the Company for the year ended January 1, 2022, and the effectiveness of the Company’s internal control over financial reporting as of January 1, 2022. Although the Company is not required to seek shareholder ratification of this appointment by the Company’s Bylaws or otherwise, the Board believes it to be sound corporate governance to do so. If the shareholders do not ratify this appointment, the Audit Committee will reconsider the appointment and consider that vote in the review of its future selection of accountants, but will not be required to engage a different auditing firm.

The Board of Directors, as a matter of good corporate practice, has elected to seek ratification of Grant Thornton LLP as the independent registered public accounting firm to report on the financial statements of the Company for the year ended January 1, 2022, and recommends that you vote “FOR” Proposal 2.

60 | 2021 Proxy Statement

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2021 Annual Meeting of Shareholders, as provided in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and as required by Section 14A of the Securities Exchange Act of 1934, as amended, we provided our shareholders the opportunity to advise our Compensation Committee and Board regarding the compensation of our named executive officers as described in our proxy statement pursuant to the compensation disclosure rules of the SEC (“say on pay”). At our 2017 Annual Meeting of Shareholders, as provided in the Dodd-Frank Act, our shareholders were asked to indicate how frequently we should seek a “say on pay” advisory vote. The shareholders were able to indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. At the 2017 Annual Meeting, 89.95% of shareholders voting or who abstained from voting endorsed our Board’s recommendation that the advisory “say on pay” vote be held every year. Therefore, we are providing our shareholders the opportunity to advise our Compensation Committee and Board regarding the compensation of our named executive officers as described in this Proxy Statement.

As set forth in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” the goals of our compensation program are to attract, retain, motivate and reward highly qualified leadership personnel and to provide them with attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. The Company’s objective is to attract, retain, and motivate excellent employees, in alignment with the Company’s Vision 2025 and long-term strategy, and to align the interests of employees with those of the shareholders by giving them a personal interest in the value of the Company’s Common Stock. Please see the Compensation Discussion and Analysis beginning on page 32 for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2019 and 2020 compensation of our named executive officers.

The advisory “say on pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We will ask our shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s 2021 Proxy Statement.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, we value the opinions of our shareholders and our Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. If a quorum is present at the meeting, Proposal 3 will be approved if votes cast favoring the action exceed the votes cast opposing the action.

The Board of Directors recommends that you vote “FOR” Proposal 3, the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

OTHER BUSINESS

Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for shareholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

2021 Proxy Statement | 61

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS AND NOMINATION OF DIRECTORS BY SHAREHOLDERS FOR THE 2022 PROXY STATEMENT AND PRESENTATION AT THE 2022 ANNUAL MEETING

Our Bylaws govern the submission of nominations for Director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under our Bylaws, if a shareholder, at our 2022 Annual Meeting, wants to:

(i)    nominate a person to stand for election as a Director, the nomination must be received at our principal executive offices no earlier than January 8, 2022, and no later than February 7, 2022. Therefore, notice to the Company of a shareholder nomination submitted before January 8, 2022, or after February 7, 2021, will be considered untimely and will not be considered at the 2022 Annual Meeting; or

(ii)    introduce an item of business, the proposal must be received at our principal executive offices no later than December 23, 2021. Accordingly, notice to the Company of a shareholder proposal received after December 23, 2021, will be considered untimely and will not be considered at the 2022 Annual Meeting.

These advance notice provisions are in addition to, and separate from, the SEC requirements that a shareholder must meet to have a proposal included in our proxy statement and form of proxy for presentation at our annual meetings. We expect to hold our 2022 Annual Meeting on or about June 7, 2022.

Under our Bylaws, a shareholder must follow certain procedures to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of Shareholders. The procedures for nominating a Director are described above in “Governance of the Company — Independence and Committees of the Board of Directors” under the headings “Governance and Nominating Committee” and “Shareholder Recommendations for Nomination as a Director.”

The procedures for introducing an item of business at the 2022 Annual Meeting require providing a written notice of each proposed item of business that must include:

(i)	a brief description of the business desired to be brought before the meeting,

(ii)	the reasons for conducting such business at the meeting,

(iii)	the name and record address of the shareholder proposing such business,

(iv)	the number of shares of stock owned beneficially or of record by the shareholder,

(v)

a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business, and

(vi)	a representation that the shareholder intends to appear in person or by proxy to bring such business before the meeting.

Shareholder proposals and nominations for Director should be submitted in writing to the Corporate Secretary, at 1500 West University Parkway, Sarasota, Florida 34243. A copy of the Company’s Bylaws will be provided upon request in writing to the Secretary.

By Order of the Board of Directors,

MELANIE M. NEALIS

Secretary

Dated: April 23, 2021

62 | 2021 Proxy Statement

HELIOS TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby makes, constitutes and appoints Alexander Schuetz and Phillippe Lemaitre and each of them (with the power of substitution) proxies for the undersigned to represent and to vote, as designated below, all shares of Common Stock of Helios Technologies, Inc. held of record by the undersigned on April 6, 2021 at the Annual Meeting of Stockholders to be held on June 3, 2021 at 10:00 AM EDT at Helios Technologies, Inc., 7456 16th Street East, Sarasota, FL 34243 or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted “FOR” the Election of Directors and “FOR” Proposals 2, and 3. The proxy holders named above also will vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet as described below before the Annual Meeting.

Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named above to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, read the Proxy Statement and Proxy Voting Instructions.

Thank you for voting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held June 3, 2021

The Proxy Statement and our 2020 Annual Report are available at:

http://www.viewproxy.com/HeliosTechnologies/2021

Please mark your votes like this ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, and 3.

1. Nominees to serve until the Company’s 2024 annual meeting:

	FOR	AGAINST	ABSTAIN

01 Josef Matosevic	☐	☐	☐
02 Gregory C. Yadley	☐	☐	☐

Address Change/Comments: (If you noted			Please indicate if you
any Address Changes and/or Comments
above, please mark box.) ☐			plan to attend this meeting ☐

2. Proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ended January 1, 2022.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. Approval, on an advisory basis, of the compensation of our named executive officers.

☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural matters and matters relating to the conduct of the meeting.

Date

Signature

Signature
(Joint Owners)

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

                                                                                              CONTROL NUMBER

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

                             CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.FCRvote.com/HLIO Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by

Phone: Call 1 (866) 402-3905

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call.

Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.